ASSET PURCHASE AGREEMENT

                                  BY AND AMONG

                                 FANSTEEL INC.,

                         PHOENIX AEROSPACE CORPORATION,

                                   AS SELLER,

                                       AND

                          STOUTHEART EAST CORPORATION,

                                  WPC III INC.,

                                  AS PURCHASER,

                                       AND

                                RICHARD BURKHART

                                  AS GUARANTOR




                            DATED AS OF JULY 29, 2003


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                                TABLE OF CONTENTS

                                                                           Page
                                                                           ----

ARTICLE I DEFINED TERMS.......................................................2

   1.1     Defined Terms......................................................2
   1.2     Other Definitional and Interpretive Matters........................2

ARTICLE II PURCHASE AND SALE OF THE ASSETS....................................3

   2.1     Purchased Assets...................................................2
   2.2     Excluded Assets....................................................4
   2.3     Purchaser Cooperation..............................................4
   2.4     Division of Purchased Assets.......................................5

ARTICLE III Purchase Price....................................................5

   3.1     Purchase Price.....................................................5
   3.2     Deposit       .....................................................8
   3.3     Assumed Liabilities................................................8
   3.4     Excluded Liabilities...............................................9
   3.5     No Expansion of Third-Party Rights................................10
   3.6     Allocation of the Purchase Price among the Purchased Assets.......10
   3.7     Taxes.............................................................10

ARTICLE IV CLOSING; CLOSING CONDITIONS; PRE-CLOSING
                      COVENANTS..............................................11

   4.1     Time and Place of the Closing.....................................10
   4.2     Closing Transactions..............................................11
   4.3     The Seller's Closing Deliveries...................................11
   4.4     The Purchaser's Closing Deliveries................................12
   4.5     Conditions to the Purchaser's Obligations.........................12
   4.6     Conditions to the Seller's Obligation.............................13
   4.7     Affirmative Covenants of the Seller...............................14
   4.8     Negative Covenants of the Seller..................................14
   4.9     Covenants of the Purchaser........................................15
   4.10    Bankruptcy Actions................................................15

ARTICLE V REPRESENTATIONS AND WARRANTIES OF THE SELLER.......................17

   5.1     Organization, Power and Authority; Subsidiaries...................17
   5.2     Capitalization; Ownership of Purchased Assets.....................17
   5.3     Financial Statements..............................................17
   5.4     Liabilities.......................................................17
   5.5     Real Estate.......................................................18
   5.6     Good Title to and Condition of Assets.............................18

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   5.7     Intellectual Property Rights......................................18
   5.8     Power, Authority, Execution and Delivery..........................18
   5.9     Absence of Litigation.............................................18
   5.10    Governmental Authorization; Consents..............................18
   5.11    Due Authorization; Binding Obligation; No Conflicts...............19
   5.12    Compliance with Laws..............................................19
   5.13    Purchased Assets and Related Matters..............................19
   5.14    Insurance.........................................................19
   5.15    Environmental.....................................................19
   5.16    Disclaimer of Other Representations and Warranties................19

ARTICLE VI REPRESENTATIONS AND WARRANTIES OF THE PURCHASER...................20

   6.1     Organization, Power and Authority.................................20
   6.2     Due Authorization; Binding Obligation; No Conflicts...............20
   6.3     Litigation........................................................21
   6.4     Compliance with Laws..............................................21
   6.5     Financial Performance.............................................21

ARTICLE VII CERTAIN ACTIONS AFTER THE CLOSING................................21

   7.1     Employees of the Business.........................................21
   7.2     Books and Records.................................................22
   7.3     Use of Name.......................................................22
   7.4     Postal Addresses..................................................22
   7.5     Termination of Lease Agreement....................................22
   7.6     Agreement to Turn Over Assets of the Other........................22
   7.7     Access to Purchased Assets Located on Seller's Premises...........23

ARTICLE VIII TERMINATION.....................................................23

   8.1     Termination.......................................................23
   8.2     Effect of Termination.............................................24

ARTICLE IX INDEMNIFICATION...................................................24

   9.1     Agreements to Indemnify...........................................24
   9.2     Settlement of Claims..............................................25
   9.3     Satisfaction of Indemnification Claims by the Purchaser Parties...27

ARTICLE X ACCESS TO INFORMATION..............................................27

ARTICLE XI MISCELLANEOUS.....................................................28

   11.1    Survival of Representations and Warranties........................28
   11.2    Transaction Expenses..............................................28
   11.3    Amendment and Modification........................................28

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   11.4    Entire Agreement..................................................28
   11.5    Execution in Counterpart..........................................29
   11.6    Notices...........................................................29
   11.7    Governing Law.....................................................30
   11.8    Confidentiality; Publicity........................................30
   11.9    Severability......................................................30
   11.10   Assignment........................................................31
   11.11   Binding Effect; No Third-Party Beneficiaries......................31
   11.12   Negotiation Representations.......................................31
   11.13   Cumulative Remedies...............................................31
   11.14   Bulk Transfer.....................................................31
   11.15   Guaranty..........................................................31

DISCLOSURE SCHEDULES

         Schedule 1.2.5  -  Knowledge Officers
         Schedule 2.1(d) -  Leasehold Rights
         Schedule 3.1    -  Purchase Price Calculation Example
         Schedule 3.3    -  Assumed Liabilities
         Schedule 3.6    -  Purchase Price Allocation
         Schedule 4.7(e) -  Filings
         Schedule 5.3    -  Financial Statements
         Schedule 5.5.1  -  Owned Real Estate
         Schedule 5.5.2  -  Leases
         Schedule 5.6    -  Title
         Schedule 5.7    -  Intellectual Property
         Schedule 5.9    -  Litigation
         Schedule 5.10   -  Consents
         Schedule 5.14   -  Insurance
         Schedule 5.15   -  Environmental

APPENDIX

         Appendix I      -  Definitions

EXHIBITS

         Exhibit A       -  Form of Indemnity Note
         Exhibit B       -  Bidding Procedures
         Exhibit C       -  Deposit Escrow Agreement


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                            ASSET PURCHASE AGREEMENT

     THIS ASSET PURCHASE AGREEMENT ("AGREEMENT") is made and entered into this 29th day of July 2003 by and among Fansteel Inc., a Delaware corporation ("FSI"), Phoenix Aerospace Corporation, a Delaware corporation ("PAC", collectively with FSI, the "SELLER"), Stoutheart East Corporation, a Texas corporation ("STOUTHEART EAST"), WPC III Inc., a Texas corporation ("WPC III" and, collectively with Stoutheart East, the "PURCHASER"), and Richard Burkhart ("BURKHART").

                                    RECITALS

     A. WHEREAS, on January 15, 2002 (the "FILING DATE"), FSI and certain of its domestic wholly-owned subsidiaries (collectively, the "DEBTORS") including PAC, each filed a voluntary petition for relief under chapter 11 of Title 11 of the United States Code, 11 U.S.C. ss.ss. 101, ET SEQ. (the "BANKRUPTCY CODE") in the United States Bankruptcy Court for the District of Delaware under case number 01-10109, which chapter 11 case was transferred to the United States District Court for the District Court of Delaware (the "BANKRUPTCY COURT") on January 22, 2002 and assigned Civil Action No.: 02-44, and the Debtors continue to manage their properties as debtors and debtors-in-possession pursuant to sections 1107 and 1108 of the Bankruptcy Code;

     B. WHEREAS, on July 23, 2003, the Debtors filed a joint disclosure statement with respect to their Plan of Reorganization;

     C. WHEREAS, the Plan of Reorganization contemplates and is conditioned upon consummation of the sale contemplated pursuant to this Agreement;

     D. WHEREAS, the Plan of Reorganization provides for, among other things, the escrow of the cash proceeds from the sale so as to provide a cash distribution to general unsecured creditors of the Debtors;

     E. WHEREAS, FSI, among other things, operates certain divisions known as, California Drop Forge ("CAL DROP"), Hydro Carbide-Gulfport ("HG") and Hydro Carbide-Latrobe ("HL" and, together with Cal Drop and HG, the "DIVISIONS");

     F. WHEREAS, the Divisions are engaged primarily in the business of manufacturing, distribution and sales of specialty metals;

     G. WHEREAS, the assets of PAC consist solely of real property located at 1033 Alhambra Avenue, Los Angeles, California and a lease agreement with FSI with respect thereto (collectively, the "PAC ASSETS");

     H. WHEREAS, the Seller desires to sell, transfer and assign to the Purchaser and the Purchaser desires to purchase from the Seller, pursuant to and in accordance with the Bankruptcy Code, the Purchased Assets (as defined below) for consideration comprised of cash, the Indemnity Note (as defined below) and the assumption of the Assumed Liabilities (as defined below), all as herein provided and on the terms and conditions hereinafter set forth; and


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     I. WHEREAS,  the foregoing sale would be effected  pursuant to the terms of this Agreement and an order of the Bankruptcy Court under sections 363 and 365 of the Bankruptcy Code (the "SALE ORDER").

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, and agreements set forth herein, the parties hereto agree as follows:

                                   ARTICLE I

                                  DEFINED TERMS

     1.1 DEFINED TERMS. For the purposes of this Agreement, defined terms shall have meanings set forth or referenced in Appendix I.

     1.2 OTHER DEFINITIONAL AND INTERPRETIVE MATTERS. Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

          1.2.1 GENDER AND NUMBER. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

          1.2.2 HEADINGS. The provisions of the Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any "Section" are to the corresponding Section of this Agreement unless otherwise specified.

          1.2.3 HEREIN. The words such as "herein," "hereinafter," "hereof," and "hereunder" refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

          1.2.4 INCLUDING. The word "including" or any variation thereof means "including, without limitation" and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

          1.2.5 KNOWLEDGE. The phrase "Knowledge of Seller" (or words of similar import) shall mean the actual knowledge, without independent investigation, of the Chief Executive Officer and Chief Financial Officer of FSI and up to 5 individuals to be designated by Purchaser and identified on Schedule 1.2.5 hereto.

          1.2.6 SCHEDULES AND EXHIBITS. The Schedules and Exhibits attached to this Agreement shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein. While Seller has attempted in good faith to cross reference between Schedules and Exhibits as applicable, the parties hereto agree that any item disclosed in any particular Schedule or Exhibit shall be deemed disclosed for purposes of any other Schedule or Exhibit with respect to which it is reasonably apparent from a

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reading  of such  information  on such  first  Schedule  or  Exhibit  that  such information is applicable to such other Schedule or Exhibit.

                                   ARTICLE II

                         PURCHASE AND SALE OF THE ASSETS

     2.1 PURCHASED ASSETS. At the Closing, the Seller shall sell, convey, transfer, assign and deliver to the Purchaser and the Purchaser shall purchase from the Seller, free and clear of all Liens, other than the Assumed Liabilities and the Permitted Liens, on the terms and subject to the conditions set forth in this Agreement, all of its right, title and interest in and to (i) the properties, business and assets of the Divisions, or otherwise currently used primarily in connection with the Business, of every kind and description, whether real, personal or mixed, tangible or intangible, wherever located (other than the Excluded Assets), (ii) all equipment and Inventory located at the Lexington Facility, (iii) all Receivables of the Seller arising out of the operations conducted at the Plantsville Facility, (iv) all Inventory located at the Plantsville Facility and (v) the PAC Assets, all as shall exist on the Closing Date, whether or not appearing on the Last Balance Sheet (collectively, the "PURCHASED ASSETS"). Without limiting the generality of the foregoing, the Purchased Assets shall include the following, other than the Excluded Assets and except that, by delivery of a notice from the Seller to the Purchaser at any time prior to the issuance of the Sale Order, the Seller may exclude any of the Inventory or Receivables relating to the Plantsville Facility from the Purchased
Assets:

          (a) all of the Seller's right, title and interest in and to Fixed Assets used primarily in the Business and the equipment located at the Lexington Facility;

          (b) all Inventory of the Seller used primarily in the Business or located at the Lexington Facility or Plantsville Facility;

          (c) all Receivables of the Seller arising out of the operation of the Business or the operations conducted at the Plantsville Facility;

          (d) all of the interest of and the rights and benefits accruing to the Seller as lessee or licensee under (i) the leases of real property currently used primarily in the Business, including all improvements to and buildings thereon (the "PURCHASED LEASEHOLD PREMISES"); and (ii) all leases or rental agreements where the Seller is lessee covering machinery, equipment, tools, supplies, furniture and fixtures and other Fixed Assets of the Business, all of which leases of real property and other leases or rental agreements are set forth on Schedule 2.1(d) (the leasehold rights described in clauses (i) and (ii) are collectively referred to as the "LEASEHOLD RIGHTS");

          (e) all of the Seller's right, title and interest in and to the Transferred Real Property;

          (f) all of the rights and benefits accruing to the Seller under all purchase orders and purchase commitments made by the Seller in the ordinary course of business of the Business;

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          (g) all  Pre-Petition  Contracts  to be  assumed  pursuant  to Section
     4.10(c) and 4.10(d) and all other choses in action, causes of action and other rights of every kind of the Seller relating to the Pre-Petition Contracts, except those rights included in or related to the Excluded Assets and/or the Excluded Liabilities;

          (h) all Records of the Seller relating primarily to the Business; provided, however, that the Seller shall have the right to retain copies of all such Records or shall have reasonable access during regular business hours to such Records;

          (i) all Intellectual Property of the Seller relating primarily to the Business;

          (j) all Prepaid Items and deposits of the Seller relating primarily to the operations of the Business; and

          (k) all right, title and interest of the Seller in and to the HL Pension Plan in accordance with applicable Law.

     2.2   EXCLUDED   ASSETS.   Anything   to  the   contrary   in  Section  2.1
notwithstanding, the Purchased Assets shall exclude the following assets of the Seller (the "EXCLUDED ASSETS"):

          (a) the proceeds of the Purchase Price (as hereinafter defined) and the Seller's other rights under this Agreement and all documents and instruments executed in connection with this Agreement;

          (b) the right to receive any refunds of Taxes paid by the Seller prior to the Closing;

          (c) all real property interests of the Seller located in Waukegan, Illinois; Muskogee, Oklahoma; North Chicago, Illinois; Lexington, Kentucky;and Plantsville, Connecticut; and all Fixtures and appurtenances located within the bounds of such real property, other than equipment and Inventory located at the Lexington Facility and Inventory located at the Plantsville Facility;

          (d) Equity Securities of the Seller and its subsidiaries;

          (e) the corporate and trade name "Fansteel" and "VR/Wesson" and all variations thereof that include the "Fansteel" or "VR/Wesson" name;

          (f) any intercompany or intracorporate receivables of the Seller;

          (g) any Contract or Lease terminated, expired or rejected prior to the Closing;

          (h) all bank accounts, cash (including, but not limited to, cash in bank accounts), cash equivalents and short term investments;

          (i) all Claims, including Avoidance Actions; and

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          (j) any item expressly  excluded pursuant to the provisions of Section
     2.1 above.

     2.3 PURCHASER COOPERATION. Pursuant to and in accordance with section 365 of the Bankruptcy Code, Purchaser shall cooperate with Seller as necessary to transfer the Purchased Assets to Purchaser, including the provision of such information of Purchaser as may be reasonably required.

     2.4 DIVISION OF PURCHASED ASSETS. All of the Purchased Assets specifically attributable solely to Cal Drop and PAC will be purchased by WPC III, and all other Purchased Assets will be purchased by Stoutheart East; provided, however, that the Seller shall have no liability for any transfer of the Purchased Assets to the incorrect recipient.

                                  ARTICLE III

                                 PURCHASE PRICE

     3.1 PURCHASE PRICE. In consideration for the Purchased Assets, the Purchaser shall pay an aggregate amount (the "PURCHASE PRICE") equal to the sum of (a) $850,000 PLUS (b) (i) eighty percent (80%) of the book value of the Receivables (reduced by book reserves for bad debts and credits and discounts granted prior to the Closing in the ordinary course), PLUS (ii) eighty percent (80%) of the book value of the Inventory (reduced by book reserves for excess and obsolete stock and scrap and by LIFO reserves), PLUS (iii) fifty percent (50%) of the book value of the Prepaid Items and deposits, PLUS (iv) eighty percent (80%) of the book value of the Fixed Assets (reduced by book depreciation and retirement in the ordinary course). Attached as Schedule 3.1 is an illustrative computation of the Purchase Price using the Seller's June 30, 2003 financial data. The Purchase Price shall be paid, in part, by the assumption of debts and payments as follows:

          3.1.1 ASSUMPTION/PAYMENT OF ACCOUNTS PAYABLE, TAXES PAYABLE AND ACCRUED LIABILITIES. At the Closing, the Purchaser will assume all Post-Petition Accounts Payable, all Accrued Sales Taxes, all Accrued Property Taxes and all Accrued Post-Petition Liabilities and will pay such Liabilities in the ordinary course of business.

          3.1.2 SECURED AND PRIORITY LIABILITIES. The Purchaser will repay one hundred percent (100%) of the Secured and Priority Liabilities (as defined in Section 3.3) identified on Schedule 3.3 in cash (a) as they become due in the ordinary course or (b) to the extent such Liabilities are past due, on the Closing Date.

          3.1.3 INDUSTRIAL REVENUE BONDS. At the Closing, the Purchaser will assume the Liabilities under, and Seller shall be released from any further Liabilities, under the Industrial Revenue Bonds.

          3.1.4 PRE-PETITION CONTRACTS. The Purchaser will pay or, at the Closing, reimburse the Seller for any Cure Costs with respect to any Additional Assumed Contracts.

          3.1.5 CASH PORTION. (a) The Purchaser will pay cash in an amount (the "CASH PORTION") equal to the (i) Purchase Price less (ii) the sum of the amounts

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assumed  and/or  paid at  Closing  pursuant  to  Sections  3.1.1  through  3.1.3 inclusive (together, the "DEDUCTIONS") less (iii) $850,000, it being agreed that the Deposit shall be credited against any such payment as set forth in Section 3.4.2.

          (b) The Cash Portion shall be paid in the following manner (the "PRIORITY PAYMENT SCHEDULE"): (i) first, if so directed by Seller, to an account designated by ANB, an amount payable by Seller equal to all amounts due and payable under the ANB Letter of Credit; (ii) second, if so directed by Seller, to an account designated by the Seller for payment to any broker or finder engaged by Seller of any amounts due and payable in respect of the transactions contemplated by this Agreement as reasonably determined by Seller, and (iii) third, the balance shall be paid into the Purchase Price Escrow.

          3.1.6 INDEMNITY NOTE. At the Closing, the Purchaser shall issue to Seller and deliver to the Purchase Price Escrow Agent a promissory note in the principal amount of $850,000 (the "INDEMNITY NOTE"), in the form attached hereto as Exhibit A which shall be supported by a guaranty from Burkhart as set forth in Section 11.15.

          3.1.7 ESTIMATED PURCHASE PRICE. Not more than five (5) days nor less than two (2) days prior to the Closing, the Seller shall deliver to the Purchaser in writing a good faith estimate of the Purchase Price determined in accordance with Section 3.1 and using the most recent financial information available (the "ESTIMATED PURCHASE PRICE"), including the details for such estimate, as identified in the detailed subledgers of the Seller's trial balance sheet on such date, with such details to include an estimate of the Receivables, Inventory, Prepaid Items and deposits, Fixed Assets, Post-Petition Accounts Payable, Accrued Property Taxes, Accrued Sales Taxes, Accrued Post-Petition Liabilities, Secured and Priority Liabilities, and the Cash Portion. The Estimated Purchase Price, and the reserves specified in Section 3.1, shall be prepared in accordance with the Seller's practices and procedures consistently applied from period to period and consistent with past practice. Purchaser shall have two (2) Business Days to object in good faith to the Seller's calculation of the Estimated Purchase Price by delivery of written notice setting forth in reasonable detail the basis for any such objection ("INITIAL OBJECTION NOTICE"); provided that the only basis for the Initial Objection Notice shall be (i) non-compliance with the standards set forth above for the preparation of the Estimated Purchase Price and (ii) computational errors. The Seller and the
Purchaser shall in good faith work to resolve such objection. Except as otherwise specified in Section 4.2 below, at the Closing, the Purchaser will pay, by wire transfer of immediately available funds, in accordance with the Priority Payment Schedule, the amount estimated to be paid pursuant to Section
3.1.5 ("ESTIMATED CASH PORTION"). In no event shall the Purchase Price Escrow Agent distribute any funds from the Purchase Price Escrow prior to the final determination of the Cash Portion in accordance with Section 3.1.8 and the transfer, if applicable, of all amounts owing to the Purchaser pursuant to
Section 3.1.8.

          3.1.8 POST-CLOSING ADJUSTMENT.

          (a) CLOSING STATEMENT. The Purchaser shall prepare and deliver to the Seller, not later than forty-five (45) days after the Closing, a statement and calculation ("CLOSING STATEMENT") of the Purchase Price, including the details for such calculation, with such details to include the Receivables,

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     Inventory, Prepaid Items and deposits, Fixed Assets, Post-Petition Accounts
     Payable, Accrued Property Taxes, Accrued Sales Taxes, Accrued Post-Petition Liabilities, Secured and Priority Liabilities, and the Cash Portion. The Closing Statement, including the reserves specified in Section 3.1, shall be prepared in accordance with the Seller's practices and procedures consistently applied from period to period and consistent with past practice. The Seller shall cooperate (at its expense), and shall cause its accountants and representatives to cooperate (at Seller's reasonable expense), with the Purchaser and its accountants, representatives and employees in the preparation of the Closing Statement.


          (b) OBJECTIONS. Within thirty (30) days following the Seller's receipt of the Closing Statement, the Seller shall notify the Purchaser in writing of any objections that the Seller may have to the Closing Statement, stating in reasonable detail the basis for any such objection (an "OBJECTION NOTICE"); provided that the only basis for objection shall be
     (i) non-compliance with the standards set forth in this Section 3.1.9 for the preparation of the Closing Statement and (ii) computational errors. If the Seller fails to deliver an Objection Notice to the Purchaser within such thirty (30) day period, the Seller will be deemed to have concurred with the Closing Statement. During such thirty (30) day period, and thereafter until all matters in all Objection Notices are resolved, the Purchaser shall afford to the Seller and its representatives reasonable access during regular business hours to all of the Purchaser's management and books, documents and records that relate to the Business and are necessary or desirable for purposes of the Seller's review of the Closing Statement.

          (c) DISPUTE RESOLUTION. If the Seller timely delivers an Objection Notice to the Purchaser in accordance with Section 3.1.9(b), the Seller and the Purchaser shall promptly consult with each other in good faith and exercise reasonable efforts to attempt to resolve differences in their respective analyses of the Closing Statement within twenty (20) days after the Seller delivers the Objection Notice (or such longer period as the parties shall mutually agree). Any matter not specifically referenced in the Objection Notice shall be conclusively deemed to have been agreed upon by the parties. If the parties are unable to resolve their differences within such twenty (20) day period (or such longer period as the parties shall mutually agree), the matter shall be promptly referred to an Independent Accounting Firm, which shall make its own determination of the matters in dispute within thirty (30) days after the matter is referred to it, based solely on the information submitted by the Seller and the Purchaser and based on the standards set forth above in Section 3.1.8(a) and Section 3.1.8(b). The determination of the Independent Accounting Firm will be final, binding and conclusive on the parties.

          (d) FEES AND EXPENSES. Each party shall bear its own fees and expenses incurred in performing services pursuant to this Section 3.1.8. If the Independent Accounting Firm is used to resolve differences between the Seller and the Purchaser in accordance with Section 3.1.8(c), all fees and expenses, including any retainers, of the Independent Accounting Firm will be allocated 50% to the Purchaser and 50% to the Purchase Price Escrow.

          (e) PAYMENT OF ADJUSTMENT. Within five (5) Business Days after the final determination of the Purchase Price pursuant to Section 3.1.8(c):

                    (i) if the Cash Portion is greater than the  Estimated  Cash
               Portion, then Purchaser shall deliver to the Purchase Price Escrow, by wire transfer of immediately available funds to the account or accounts specified by the Purchase Price Escrow Agent in writing, an amount equal to such excess; and

                    (ii) if the Cash  Portion  is less than the  Estimated  Cash
               Portion, then the Purchase Price Escrow Agent shall deliver to Purchaser, by wire transfer of immediately available funds to the account or accounts specified by Purchaser in writing, an amount equal to such shortfall.

     3.2 DEPOSIT. Upon the execution and delivery by the parties hereto of the Deposit Escrow Agreement, the Purchaser shall deposit $500,000 in immediately available funds (the "DEPOSIT") with the Deposit Escrow Agent pursuant to the Deposit Escrow Agreement. Except as otherwise specified in Section 4.2(b) below, the Deposit will be paid to the Purchase Price Escrow as set forth in the Deposit Escrow Agreement. The Deposit will be refundable on such date as this Agreement is terminated, only if (i) the Agreement is terminated pursuant to
Section 8.1 (other than a termination by the Seller under Section 8.1(c) or a termination under Section 8.1(e) occasioned by a breach by the Purchaser) or
(ii) the Bankruptcy Court approves a Successful Bid (as defined in the Bid Procedures Order) that is submitted by a party other than the Purchaser, in either which case the Deposit shall be immediately refunded to Purchaser, provided that, if the Deposit is so refunded pursuant to clause (ii), the Purchaser shall, unless this Agreement has been terminated under Section 8.1 by that time, return the Deposit to the Deposit Escrow Agent immediately upon the sale contemplated by clause (ii) being abandoned by the Seller, provided, however, that in no event shall Purchaser have any obligation to consummate the transactions contemplated hereunder if as of the Closing Date, in Purchaser's reasonable judgment, there has been or there exists a Material Adverse Effect not in existence on the date hereof, in which case the Deposit shall be immediately returned to the Purchaser. The return of the Deposit to Purchaser shall be in addition to the payment of the Termination Payment, if applicable.

     3.3 ASSUMED LIABILITIES. The Purchaser will assume only the following Liabilities of the Business (the "ASSUMED LIABILITIES"):

          (a) the post-petition Accounts Payable of the Business owed to Third Parties (the "POST-PETITION ACCOUNTS PAYABLE");

          (b) all Accrued Property Taxes and Accrued Sales Taxes;

          (c) all secured Liabilities related to the Business (the "SECURED AND PRIORITY LIABILITIES");

          (d) all accrued post-petition Liabilities of the Business, including, without limitation, all capital lease obligations and obligations for compensation and benefits due with respect to employees for whom offers are required under Section 7.1(a), all post-petition administrative expense obligations related to the Business, or which are of the type set forth on the Last Balance Sheet and incurred by the Business in the ordinary course of business through the Closing, to the extent reserved on the Seller's financials and other than Excluded Liabilities (the "ACCRUED POST-PETITION LIABILITIES"),

          (e) all Liabilities related to the Industrial Revenue Bonds;

          (f) any retiree death benefits associated with the Purchased Assets;

          (g) COBRA liabilities as specifically set forth in Section 7.1(b) hereof;

          (h) the HL Pension Plan;

          (i) the HL CBA; and

          (j) In addition, the Purchaser will assume all capital leases of the Business, to the extent set forth on the Last Balance Sheet or which are of the type set forth on the Last Balance Sheet and incurred by the Business in the ordinary course of business through the Closing, and all Assumed Contracts (as defined below).

          3.3.2 The Assumed Liabilities that are monetary obligations are specified in detail, by type, on Schedule 3.3, using estimates where final numbers are not available. Assumed Liabilities which are primarily attributable to or incurred primarily by or on behalf of Cal Drop and PAC will be assumed by WPC III, and all other Assumed Liabilities will be assumed by Stoutheart East.

     3.4 EXCLUDED LIABILITIES. Except as specifically set forth in Section 3.3, the Purchaser will not assume any Liabilities of the Seller (the "EXCLUDED LIABILITIES") including:

          3.4.1 any Liability that arises out of the transactions contemplated by this Agreement or results from any breach or default by the Seller under this Agreement or any agreement, certificate or other document or instrument that may be executed or delivered in connection with this Agreement or the transactions contemplated hereby, or any Liability where the existence, imposition, nature or extent of such Liability gives rise to or constitutes a breach or default by the Seller under this Agreement or any other agreement, certificate or other document or instrument that may be executed or delivered in connection with this Agreement or the transactions contemplated hereby;

          3.4.2 any Liability directly relating to the Excluded Assets;

          3.4.3 any Liability relating to any violation of any Law by the Seller or any employee or agent of the Seller that arises out of or results from the Closing or any act, omission, occurrence or state of facts prior to the Closing;

          3.4.4 any Liability or intercompany or intracorporate payable owed to the Seller or any Affiliate of the Seller;

          3.4.5 any Liability relating to any employee or group of employees of the Business related to claims under worker's compensation laws;

          3.4.6 any commission, fee or claim of any person, firm or corporation employed or retained or claiming to be employed or retained by the Seller to bring about, or to represent it in, the transactions contemplated hereby;

          3.4.7 except as specifically  described in Sections 3.3 (d), (f), (g),
(h) and (i), any Liabilities relating to the compensation or benefits of any employee or former employee including, without limitation, Liabilities arising under ERISA or any plan subject to ERISA (e.g., COBRA Liabilities and obligations and liabilities to the Pension Benefit Guaranty Corporation);

          3.4.8 any obligations or liabilities arising under any Pre-Petition Contracts that are not, or do not become, Assumed Contracts;

          3.4.9 any liability or obligation relating to any federal, state, local or foreign income tax of the Seller, including any interest or penalties related thereto, arising as a result of the operation of the Business or ownership of any assets of the Business prior to the Closing Date, including any liability for deferred income taxes of any nature; and

          3.4.10 any Environmental Liabilities arising out of Releases and threatened Releases of Hazardous Substances in, on, at or from the Transferred Real Property or the Purchased Leasehold Premises attributable to acts or omissions of the Business or the Seller that occurred prior to the Closing.

     3.5 NO EXPANSION OF THIRD-PARTY RIGHTS. The (i) assumption by the Purchaser of the Assumed Liabilities, (ii) transfer thereof by the Seller and (iii) limitations in the description of Excluded Liabilities in Section 3.4, shall in no way expand the rights or remedies of any Third Party against the Purchaser or the Seller as compared to the rights and remedies which such Third Party would have had against the Seller had the Purchaser not assumed such liabilities. Without limiting the generality of the preceding sentence, the assumption by the Purchaser of the Assumed Liabilities shall not create any third-party beneficiary rights.

     3.6 ALLOCATION OF THE PURCHASE PRICE AMONG THE PURCHASED ASSETS. The Purchase Price shall be allocated among each item or class of the Purchased Assets as specifically agreed to by the parties and set forth on Schedule 3.6 (which schedule will be attached hereto on or prior to the Closing Date). The Seller and the Purchaser agree that this allocation will be used on Form 8594 and any other notice or filing required pursuant to Section 1060 of the Code.

     3.7 TAXES. (a) The Purchaser agrees that it shall pay all sales, transfer and other similar taxes, if any, required to be paid by reason of the sale of the Purchased Assets to the Purchaser hereunder, based upon the allocation provided for in Section 3.6. If Purchaser fails to pay such sales, transfer or other similar taxes referred to in this section, Purchaser shall indemnify Seller for all expenses, losses, costs, deficiencies, liabilities and damages (including reasonable legal fees and expenses) incurred or suffered by Seller on a pre-tax basis.

          (b) The parties hereto intend that the transaction contemplated hereunder is exempt from any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, stamp act, real estate transfer tax, mortgage recording tax, or other similar tax or governmental assessment pursuant to section 1146(c) of the Bankruptcy Code.

                                   ARTICLE IV

               CLOSING; CLOSING CONDITIONS; PRE-CLOSING COVENANTS

     4.1 TIME AND PLACE OF THE CLOSING. The closing of the transactions contemplated by this Agreement (the "CLOSING") shall take place at the offices of Freeborn & Peters, 311 South Wacker Drive, Suite 3000, Chicago, Illinois, or such other place as agreed upon by the parties (the "CLOSING DATE"). The Closing shall be held on such date as agreed upon by the Purchaser and Seller, but in no event later than the first Business Day after the Sale Order entered by the Bankruptcy Court has become a Final Order.

     4.2 CLOSING TRANSACTIONS. Subject to the conditions set forth in this Agreement, the parties shall consummate the following transactions (the "CLOSING TRANSACTIONS") on the Closing Date:

          (a) the Seller shall deliver to the Purchaser bills of sale for the Purchased Assets to be sold by Seller hereunder reasonably satisfactory to Purchaser;

          (b) the Purchaser shall deliver the Estimated Cash Portion less the Deposit in accordance with the Priority Payment Schedule by wire transfer of immediately available funds;

          (c) the Purchaser shall deliver the Indemnity Note to the Purchase Price Escrow Agent;

          (d) the Seller shall deliver a flow of funds memorandum setting forth in reasonable detail, all sources and uses of the Purchase Price; and

          (e) the Seller and the Purchaser, as applicable, shall deliver the opinions, certificates and other documents and instruments required to be delivered by or on behalf of such Party under Article IV.

     4.3 THE SELLER'S CLOSING DELIVERIES. Subject to and conditioned upon the Closing, on or prior to the Closing Date, the Seller shall have delivered to Purchaser all of the following:

          (a) for FSI and PAC, a certificate of the Secretary of State of such entity's state of incorporation (and each other state in which the Seller is qualified to conduct the Business) providing that each of FSI and PAC is in good standing;

          (b) copies of all third-party (including landlords) and governmental consents, approvals, filings, releases and terminations that are required by the terms of this Agreement;

          (c) a certificate of the Seller certifying that the conditions to Closing set forth in Sections 4.5(a) and 4.5(b) have been satisfied; and

          (d) bills of sale, warranty deeds (conveying good and marketable fee simple title to all of the Transferred Real Property) and such other documents or instruments as the Purchaser may reasonably request (in form and substance reasonably acceptable to Purchaser) to effect the transactions contemplated hereby (including without limitation a certified copy of the Sale Order).

     4.4 THE PURCHASER'S CLOSING DELIVERIES. Subject to and conditioned upon the Closing, on or prior to the Closing Date, the Purchaser shall have delivered to the Seller or the Purchase Price Escrow Agent, as the case may be, all of the following:

          (a) an amount equal to the Estimated Cash Portion less the amount of the Deposit, by wire transfer of immediately available same day funds to the Purchase Price Escrow;

          (b) the Indemnity Note;

          (c) assumption agreements to effect the assumption by Purchaser or its designated Affiliates of the Assumed Liabilities in form and substance reasonably satisfactory to Seller;

          (d) all consents, waivers and approvals obtained by Purchaser or its Affiliates that are required by the terms of this Agreement;

          (e) a certificate of the Secretary of State of the State of Texas providing that each Purchaser is in good standing;

          (f) certified copies of the resolutions of the Purchaser's board of directors approving the transactions contemplated by this Agreement;

          (g) a certificate of the Purchaser certifying that the conditions to Closing set forth in Sections 4.6(a) and 4.6(b) have been satisfied; and

          (h) such other documents or instruments as the Seller may reasonably request to effect the transactions contemplated hereby.

     4.5 CONDITIONS TO THE PURCHASER'S OBLIGATIONS. The obligation of the Purchaser to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions as of the Closing Date:

          (a) The representations and warranties set forth in Article V hereof shall be true and correct at and as of the Closing Date as though then made and as though the Closing Date were substituted for the date of this Agreement throughout such representations and warranties except where the failure of such representations and warranties to be so true and correct does not have, individually or in the aggregate, a Material Adverse Effect.

          (b) The Seller shall have performed and complied in all material respects with all of the covenants and agreements required to be performed by it under this Agreement on or prior to the Closing.

          (c) The purchase of Purchased Assets by the parties hereunder shall not be prohibited by any applicable Law or Governmental Body.

          (d) No preliminary or permanent injunction issued by any court of competent jurisdiction restraining or prohibiting the transactions hereby shall be in effect.

          (e) The Bankruptcy Court shall have entered a Sale Order which shall have become a Final Order, in form and substance reasonably satisfactory to the Purchaser.

          (f) Taking into account Seller's bankruptcy filing, from the date of this Agreement to the Closing Date, there shall have been no condition or event which has occurred which has resulted in or could reasonably be expected to result in a Material Adverse Effect.

          (g) The Seller shall have delivered evidence, reasonably satisfactory to Purchaser, showing that the Liens related to the Post-Petition Funded Indebtedness have been released with respect to the Purchased Assets.

          (h) The Purchaser shall have received at Purchaser's cost, title insurance (in customary form, substance and amounts and at a customary cost) on all Purchased Leasehold Premises and all Transferred Real Property.

     Any condition specified in this Section 4.5 may be waived by the Purchaser; provided that no such waiver shall be effective against the Purchaser unless it is set forth in a writing executed by the Purchaser.

     4.6 CONDITIONS TO THE SELLER'S OBLIGATION. The obligation of the Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions as of the Closing Date:

          (a) The representations and warranties set forth in Article VI shall be true and correct in all material respects at and as of the Closing Date as though then made and as though the Closing Date were substituted for the date of this Agreement throughout such representations and warranties except where the failure of such representations and warranties to be so true and correct does not have, individually or in the aggregate, a Material Adverse Effect.

          (b) The Purchaser shall have performed and complied in all material respects with all of the covenants and agreements required to be performed by it under this Agreement on or prior to the Closing.

          (c) The sale of the Purchased Assets by the parties hereunder shall not be prohibited by any applicable Law or Governmental Body.

          (d) No preliminary or permanent injunction issued by any court of competent jurisdiction restraining or prohibiting the transactions hereby shall be in effect.

     Any condition specified in this Section 4.6 may be waived by the Seller; provided that no such waiver shall be effective against the Seller unless it is set forth in a writing executed by the Seller.

     4.7 AFFIRMATIVE COVENANTS OF THE SELLER. Prior to the Closing, unless the Purchaser otherwise agrees in writing and except as expressly contemplated by this Agreement, the Seller shall:

          (a) conduct business and operations of the Business only in the ordinary course of business, consistent with past practice;

          (b) maintain the books, accounts and records of the Business in accordance with past custom and practice as used in the preparation of the Financial Statements;

          (c) promptly (once it obtains knowledge thereof) inform the Purchaser in writing of any material variances from the representations and warranties contained in Article V hereof or any breach of any covenant hereunder by the Seller;

          (d) cooperate with the Purchaser and use commercially reasonable best efforts to cause the conditions to the Purchaser's obligation to close to be satisfied;

          (e) promptly make all filings and submissions set forth on Schedule 4.7(e) to consummate the transactions contemplated by this Agreement, and promptly provide the Purchaser with copies of all correspondence, filings, or communications between Seller or its representatives and any governmental agency or authority or members of their staffs with respect to such filings and submissions; and

          (f) as promptly as practicable, but in no event more than five Business Days prior to the Bid Procedures Hearing Date, deliver the Schedules under this Agreement to the Purchaser other than the Schedules that the Purchaser is required to deliver under Section 4.9.

     4.8 NEGATIVE COVENANTS OF THE SELLER. Prior to the Closing, unless the Purchaser otherwise agrees in writing and except as expressly contemplated by this Agreement, the Seller shall not:

          (a) make any loans, enter into any transaction with any key employee or Affiliate of the Seller or make or grant any increase in any employee's compensation (other than in the ordinary course of business consistent with past practice) or make or grant any increase in any employee benefit plan, incentive arrangement or other benefit covering any of the employees of the Business;

          (b) establish or, except in the ordinary course of business consistent with past practice, contribute to any pension, retirement, profit sharing or stock bonus plan or multiemployer plan covering the employees of the Business;

          (c) enter into any contract, agreement or transaction, other than in the ordinary course of business consistent with past practice with Third Parties; or

          (d) declare, pay, make or otherwise effectuate any distributions from Seller to its shareholders or to cause its subsidiaries to declare, pay, make or otherwise effectuate any distributions to Seller or any other shareholder of the subsidiaries.

     4.9 COVENANTS OF THE PURCHASER. Prior to the Closing, the Purchaser shall:

          (a) promptly (once it obtains knowledge thereof) inform the Seller in writing of any variances from the representations and warranties contained in Article VI or any breach of any covenant hereunder by the Purchaser;

          (b) as promptly as practicable, but in no event more than five Business Days prior to the Bid Procedures Hearing Date, deliver Schedule
     1.2.5 under this Agreement to the Seller;

          (c) cooperate with Seller and use its reasonable best efforts to cause the conditions to the Seller's obligation to close to be satisfied, including, without limitation, the execution and delivery of all agreements contemplated hereunder to be so executed and delivered (including, without limitation, the making and obtaining of all Third Party and governmental filings, authorizations, approvals, consents, releases and terminations); and

          (d) promptly make all filings and submissions as necessary and advisable to consummate the transactions contemplated by this Agreement, and promptly provide the Seller with copies of all correspondence, filings, or communications between Purchaser or its representatives and any governmental agency or authority or members of their staffs with respect to such filings and submissions.

     4.10 BANKRUPTCY ACTIONS.

          (a) SUBMISSION FOR BANKRUPTCY COURT APPROVAL. As promptly as practicable, but in no event later than five Business Days after the date hereof, the Seller shall file with the Bankruptcy Court, and seek a hearing on, a motion (i) seeking the approval of the Bidding Procedures (as defined below) and (ii) authorizing the observance and performance of such terms by the Seller and the Purchaser.

          (b) COMPETITIVE BIDDING. The Seller acknowledges that this Agreement is the culmination of an extensive process to identify and negotiate a transaction with a bidder who is prepared to pay the highest and best purchase price for the Purchased Assets. Set forth on EXHIBIT B hereto are the bidding procedures (the "BIDDING PROCEDURES") to be employed with respect to this Agreement concerning the sale of the Purchased Assets to the Purchaser; PROVIDED, that the Purchaser reserves the right to further comment on the form of the order of the Court approving the Bidding Procedures (the "BIDDING PROCEDURES ORDER"). The Sale is subject to competitive bidding only as set forth herein and approval by the Court at a hearing under section 363 of the Bankruptcy Code (the "SALE HEARING").

          (c) ASSUMPTION AND ASSIGNMENT OF ASSUMED CONTRACTS. Within 20 Business Days prior to the Sale Hearing, the Seller shall move to assume and assign to the Purchaser the Assumed Contracts (as defined below) and shall provide notice thereof in accordance with all applicable Bankruptcy Rules (the "SECTION 365 MOTION"). On or before August 8, 2003, the Seller will deliver to the Purchaser a true, correct, and complete list of the Estimated Cure Costs of the Pre-Petition Contracts. Within 5 Business Days of such delivery, the Purchaser shall notify the Seller of the Pre-Petition
     Contracts that the Purchaser has selected for the Seller to assume and assign to Purchaser at the Closing (the "INITIAL ASSUMED CONTRACTS"). The Seller shall promptly file with the Bankruptcy Court a schedule (the "CURE AMOUNT SCHEDULE") of each of such selected Pre-Petition Contracts. As soon as practicable thereafter, and in any event, no later than two Business Days after the Cure Amount Schedule is filed with the Court, the Seller shall provide notice to the other parties to such contracts (A) of the Seller's intention to assume, assign, and transfer such designated contracts to the Purchaser; (B) of the Cure Cost, if any, required to be paid under each such contract; and (C) containing such other matters as requested by the Purchaser.

          (d) In addition, at any time that is at least fifteen (15) Business Days prior to the Closing, Purchaser may notify the Seller of its intention to assume any additional Pre-Petition Contract(s) of the Business that (i) has not otherwise been rejected, assumed, or assigned by the Seller and
     (ii) is not the subject, as of the date of such notice, of a pending Court motion of the Seller to reject, assume, or assign (the "ADDITIONAL ASSUMED CONTRACTS" and together with the Initial Assumed Contracts, the "ASSUMED CONTRACTS"). As soon as practicable after the date of receipt of such notice from the Purchaser with respect to the Additional Assumed Contracts, the Seller shall, pursuant to a motion in form and substance acceptable to the Purchaser, move to assume and assign the Additional Assumed Contracts to the Purchaser, and shall provide notice thereof in accordance with all applicable Bankruptcy Rules. The Seller shall not reject any Contract of the Business prior to the Closing Date without the written consent of the Purchaser. The Purchaser shall not be obligated to provide the Seller with any additional consideration in connection with any such assumption and assignment of the Additional Assumed Contracts, provided, that in connection with any such assumption and assignment of the Assumed Contracts, the Purchaser shall be responsible for any Cure Costs payable pursuant to the Additional Assumed Contracts in order to cure any defaults or otherwise effectuate, pursuant to section 365 of the Bankruptcy Code, the assumption by the Seller and assignment to the Purchaser of the Additional Assumed Contracts. The Seller shall be responsible for any Cure Costs payable pursuant to the Initial Assumed Contracts in order to cure any defaults or otherwise effectuate, pursuant to section 365 of the Bankruptcy Code, the assumption by the Seller and assignment to the Purchaser of the Initial Assumed Contracts.

                                   ARTICLE V

                         REPRESENTATIONS AND WARRANTIES
                                  OF THE SELLER

     To induce the Purchaser to enter into this Agreement and to consummate the transactions contemplated hereunder, FSI and PAC, jointly and severally, make the following representations and warranties.

     5.1 ORGANIZATION, POWER AND AUTHORITY; SUBSIDIARIES. Each of FSI and PAC is validly existing and in good standing in its respective jurisdiction of incorporation. Each of FSI and PAC is legally qualified to transact business in each of the jurisdictions in which their businesses or properties are located such as to require that they be thus qualified other than if such failure to be so qualified would not have a Material Adverse Effect, and they are in good standing in each of the jurisdictions in which they are so qualified.

     5.2 CAPITALIZATION; OWNERSHIP OF PURCHASED ASSETS. FSI is the sole stockholder (directly or through one or more subsidiaries) of PAC. At the Closing, the applicable Seller will own the applicable Purchased Assets free and clear of all Liens except Permitted Liens. Subject to the Sale Order, Seller on the Closing Date will have, the completed and unrestricted power to sell, transfer, convey and deliver to Purchaser the Purchased Assets, free and clear of any Liens except Permitted Liens. The Purchased Assets and the Excluded Assets are all the assets and properties used primarily in connection with the conduct of the Business.

     5.3 FINANCIAL STATEMENTS. Attached hereto as Schedule 5.3 are the following financial statements, including the notes pertaining thereto (the "FINANCIAL STATEMENTS"), of FSI on a consolidated basis:

          (a) balance sheets at December 31, 2002 and December 31, 2001;

          (b) balance sheet at June 30, 2003 (the "LAST BALANCE SHEET");

          (c) statements of income for the years ended December 31, 2002 and December 31, 2001; and

          (d) statement of income for the six-month period ended June 30, 2003.

     The Financial Statements present fairly and are true, correct and complete statements of the financial position of the Business, in all material respects, at each of the said balance sheet dates and of the results of its operations for each of the said periods covered, and they have been prepared in accordance with the Seller's existing accounting practices and procedures consistently applied from period to period except as set forth in Schedule 5.3.

     5.4 LIABILITIES. The Business has no liabilities or obligations, either accrued, absolute, contingent or otherwise, except: (i) liabilities set forth on the Last Balance Sheet and not heretofore paid or discharged; (ii) to the extent specifically set forth in any of the schedules hereto; (iii) normal liabilities incurred in the ordinary course of business since the date of the Last Balance Sheet and (iv) obligations and liabilities that are not required by existing practices, consistently applied, from period to period to be set forth in a balance sheet prepared in accordance with existing practices, consistently applied from period to period.

     5.5 REAL ESTATE.

          5.5.1 Schedule 5.5.1 sets forth the street address of all real estate owned in connection with the Business (the "OWNED REAL Estate"). The Seller has good, valid, marketable and indefeasible fee simple title to, and is in actual, exclusive possession of, the Owned Real Estate. On the Closing, the Owned Real Estate will be free and clear of all Liens, other than as set forth on Schedule
5.5.1 and Permitted Liens.

          5.5.2 Schedule 5.5.2 contains an accurate list of each lease agreement with respect to the Business' leasehold premises (the "LEASES"). The properties leased pursuant to the Leases, together with the Owned Real Estate, constitute all real property used by the Business in the twelve months prior to the Closing Date.

          5.5.3 The Seller has valid leasehold interests in the Leases, free and clear of any Liens other than Permitted Liens.

     5.6 GOOD TITLE TO AND CONDITION OF ASSETS. On the Closing Date, the applicable Seller will have possession of and good and marketable title to all of its assets, free and clear of any Liens, except as set forth in Schedule 5.6 and Permitted Liens.

     5.7 INTELLECTUAL PROPERTY RIGHTS. Schedule 5.7 contains an accurate and complete list of all of the material Intellectual Property relating primarily to the products or business of the Business, except for off-the-shelf software and licenses implied in the sale of such software. To Knowledge of Seller, (i) the Seller is the sole and exclusive owners of such proprietary rights and (ii) there are no claims, demands or proceedings pending or threatened to the Seller that challenge the Seller's rights with regard thereto.

     5.8 POWER, AUTHORITY, EXECUTION AND DELIVERY. The Seller has all requisite corporate power and authority to enter into this Agreement and all other agreements contemplated hereby and to perform its obligations hereunder and thereunder, subject to the approval of the Bankruptcy Court. The Seller has duly executed and delivered this Agreement. This Agreement is valid and binding upon the Seller, enforceable against it in accordance with its terms, subject to the approval of the Bankruptcy Court.

     5.9 ABSENCE OF LITIGATION. Other than as set forth on Schedule 5.9, there is no action, suit or proceeding pending or, to the Knowledge of Seller, threatened against or affecting the Seller or the Seller's property before any court, arbitrator or governmental body, agency or official which would have a Material Adverse Effect.

     5.10 GOVERNMENTAL AUTHORIZATION; CONSENTS. Except for consents, approvals, authorizations, or declarations of, or filings with, the Bankruptcy Court (all of which will be obtained prior to Closing), the execution, delivery and performance by the Seller of this Agreement require no action by or in respect of, or filing with, any Governmental Body other than as set forth on Schedule
5.10. No consent, approval, waiver or other action by any private party under any contract, agreement, indenture, lease, instrument or other document to which the Seller or the Business is a party or by which the Seller or the Business is bound is required for the execution, delivery and performance of this Agreement by the Seller or the consummation of the transactions contemplated hereby.

     5.11 DUE AUTHORIZATION; BINDING OBLIGATION; NO CONFLICTS. The execution, delivery and performance of this Agreement and all other agreements contemplated hereby and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action of the Seller. This Agreement has been duly executed and delivered by the Purchaser and, subject to the approval of the Bankruptcy Court, is a valid and binding obligation of the Seller, enforceable in accordance with its terms. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will, in any material respect: (i) contravene any provision of the certificate of incorporation or by-laws of the Purchaser; (ii) violate or conflict with any federal, state or local law, statute, ordinance, rule, regulation or any decree, writ, injunction, judgment or order of any court or administrative or other governmental body or of any arbitration award which is either applicable to, binding upon or enforceable against the Seller; or (iii) conflict with, result in any breach of or default (or an event which would, with the passage of time or the giving of notice or both, constitute a default) under any material mortgage, contract, agreement, lease, license, indenture, will, trust or other instrument that is either binding upon or enforceable against the Seller.

     5.12 COMPLIANCE WITH LAWS. Each of Seller and the Business are in compliance in all material respects with all material Laws applicable to it. The Seller has not, and, to its Knowledge, none of its Affiliates has been cited, fined or otherwise notified in writing of any asserted failure to comply with any Laws, the violation of which could reasonably be expected to have a Material Adverse Effect, and no proceeding with respect to any such violation is now pending or, to the Knowledge of Seller, has been threatened.

     5.13 PURCHASED ASSETS AND RELATED MATTERS. There are no contractual rights of first refusal with respect to the sale of the Purchased Assets hereunder.

     5.14 INSURANCE. To Seller's Knowledge, all insurance policies currently held or insurance coverage relating to the Business or the Purchased Assets are set forth on Schedule 5.14.

     5.15 ENVIRONMENTAL. Except as disclosed on Schedule 5.15, (i) the Transferred Real Property and Purchased Leasehold Premises are in compliance with Environmental Laws; (ii) there is no Release or threatened Release of any Hazardous Materials in, on, at or from the Transferred Real Property that requires or may require Remedial Action or that may form the basis of any Environmental Liabilities, (iii) there is no Release or threatened Release of Hazardous Materials in, on, at, or from the Purchased Leasehold Premises that is attributable to the Business or the Purchased Assets, and (iv) the Plan of Reorganization provides that the proof of claim filed by the South Coast Air Quality Management District for the notice of violation for compliance for 1999 shall be treated as a general unsecured claim and be discharged pursuant to the terms of the Plan of Reorganization and Purchaser shall have no liability for any amount owed or claimed to be owed to the South Coast Air Quality Management District.

     5.16 DISCLAIMER OF OTHER REPRESENTATIONS AND WARRANTIES.

          (a) Seller does not make, and has not made, any representations or warranties relating to the Seller, the Purchased Assets or the Business, or the operations of Seller or the Business or otherwise in connection with the transactions contemplated hereby other than those expressly set forth herein. Except for those representations and warranties expressly stated herein, no Person has been authorized by any Seller or the Business to make any representation or warranty relating to any Seller or the Business or otherwise in connection with the transactions contemplated hereby and, if made, such representation or warranty must not be relied upon as having been authorized by the Seller.

          (b) Notwithstanding anything to the contrary contained in this Agreement or in any of the Schedules attached hereto, any information disclosed in one Schedule shall be deemed to be disclosed in all Schedules but only when it is reasonably likely that such multiple disclosures are deemed to be disclosed in such other Schedules. Certain information set forth in the Schedules is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made by Seller in this Agreement or that it is material, nor shall such information be deemed to establish a standard of materiality.

                                   ARTICLE VI

                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

     To induce the Seller to enter into this  Agreement  and to  consummate  the
transactions   contemplated   hereunder,   the  Purchaser  makes  the  following
representations and warranties.

     6.1 ORGANIZATION, POWER AND AUTHORITY. Each Purchaser is a corporation validly existing and in good standing under the laws of the State of Texas, and has all requisite corporate power and authority to enter into this Agreement and all other agreements contemplated hereby and to perform its obligations hereunder and thereunder. Each Purchaser has delivered true and correct copies of its Articles of Incorporation and Code of Regulations to the Seller. Such Articles of Incorporation and Regulations will be in full force and effect as of the Closing without amendment.

     6.2 DUE AUTHORIZATION; BINDING OBLIGATION; NO CONFLICTS. The execution, delivery and performance of this Agreement and all other agreements contemplated hereby and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action of the Purchaser. This Agreement has been duly executed and delivered by the Purchaser and is a valid and binding obligation of the Purchaser, enforceable in accordance with its terms. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will, in any material respect: (i) contravene any provision of the certificate of incorporation or by-laws of the Purchaser; (ii) violate or conflict with any federal, state or local law, statute, ordinance, rule, regulation or any decree, writ, injunction, judgment or order of any court or administrative or other governmental body or of any arbitration award which is either applicable to, binding upon or enforceable against the Purchaser; or (iii) conflict with, result in any breach of or default (or an event which would, with the passage of time or the giving of notice or both, constitute a default) under any material mortgage, contract, agreement, lease, license, indenture, will, trust or other instrument which is either binding upon or enforceable against the Purchaser.

     6.3 LITIGATION. There are no actions, suits, claims, governmental investigations or arbitration proceedings pending or, to the best of the Purchaser's knowledge, threatened against or affecting the Purchaser, or which question the validity or enforceability of this Agreement or any action contemplated herein, and there is no basis for any of the foregoing. There are no outstanding orders, decrees or stipulations issued by any federal, state, local or foreign judicial or administrative authority in any proceeding to which the Purchaser is or was a party.

     6.4 COMPLIANCE WITH LAWS. The Purchaser is in compliance in all material respects with all laws, regulations and orders applicable to it. The Purchaser has not, and, to its knowledge, none of its affiliates has been cited, fined or otherwise notified in writing of any asserted failure to comply with any laws, including those relating to the issuance and the sale of securities, the violation of which could reasonably be expected to have a Material Adverse Effect on the current and prospective operations and business of the Purchaser and no proceeding with respect to any such violation is now pending or, to the Purchaser's knowledge, has been threatened.

     6.5 FINANCIAL PERFORMANCE. Purchaser has sufficient financial resources to perform in a timely manner all of its obligations under this Agreement.

                                  ARTICLE VII

                        CERTAIN ACTIONS AFTER THE CLOSING

     7.1 EMPLOYEES OF THE BUSINESS. (a) The Purchaser shall offer to employ any personnel currently employed by the Business (whether salaried or hourly, union or non-union and full time or part time, including employees on vacations, maternity and family leave, sick or short-term disability leave and leave under the Family Medical Leave Act but excluding employees on long-term disability) on the same terms and for the same compensation and substantially similar (in the aggregate) benefits (including prior service credit for eligibility, vesting and accrual of benefits) to which they are entitled to on the date hereof. The Purchaser shall offer such employees health and other welfare benefits which in the aggregate are at least as favorable in terms of coverage, cost or otherwise as the comparable health and welfare benefits offered by the Seller. Such employees and their dependents shall receive credit under health and welfare plans for deductibles paid by them for the plan year and the health and welfare plans of the Purchaser shall not contain any "pre-existing conditions" exclusions or limitations or "actively at work" requirement. Seller agrees not to discourage any employees of the Business who are not otherwise involved in the businesses of the Seller from accepting employment with the Purchaser.
Notwithstanding any provision contained to the contrary, employees covered by the HL CBA shall be subject to the terms and conditions of employment contained in the HL CBA which will be assumed by Purchaser.

          (b) Purchaser shall provide continuation coverage pursuant to Section 4980B of the Code and Part 6 of Title I of ERISA enacted as part of the COBRA under a health and welfare benefit plan of the Purchaser or a member of the Purchaser's "buying group" (as defined in Treas. Reg. Section 4980B-9, Q&A-3(b)) to all employees who are offered employment by the Purchaser pursuant to Section 7.1(a). Seller shall provide continuation coverage pursuant to Section 4980B of the Code and COBRA with respect to all other employees associated with the Purchased Assets whose "qualifying event" under COBRA occurred prior to the offer made to employees pursuant to Section 7.1(a).

          (c) In the event that the termination of employees by the Purchaser results in an event that is subject to WARN, Purchaser shall be responsible for providing the required notices under WARN to the appropriate parties and shall be responsible for any payments or benefits to affected employees and any penalties or fines resulting from failure to comply with WARN. Purchaser shall fully indemnify and hold the Seller harmless with respect to any liability under WARN.

     7.2 BOOKS AND RECORDS. Unless otherwise consented to in writing by the Seller, the Purchaser will not, for a period of seven years following the date hereof, destroy, alter or otherwise dispose of any of the Records without first using commercially reasonable efforts to offer to surrender to the Seller such Records or any portion thereof of which the Purchaser may intend to destroy, alter or dispose. The Purchaser will allow the Seller and its representatives, attorneys and accountants reasonable access to such Records, upon reasonable request for access during such party's normal business hours, for the purpose of examining and copying the same in connection with any matter whether or not related to or arising out of this Agreement or the transactions contemplated hereby.

     7.3 USE OF NAME. From and after the Closing, Purchaser shall own all of the corporate names, trade names and trademarks used solely by the Business, except for the name "Fansteel" and all variations thereof that include the "Fansteel" name. Purchaser shall use its best efforts to avoid the use of the "Fansteel" name in its business after the Closing. Seller shall, promptly following the Closing Date, change their names to delete any reference to the corporate names, trade names or trademarks used by the Business and transferred to the Purchaser hereunder (and file with the appropriate governmental authorities any certificates or instruments required to effect such name changes).

     7.4 POSTAL ADDRESSES. Seller and Purchaser will cooperate to transfer postal addresses to the nominee of the Purchaser, in all cases in which such postal addresses are used by the Business.

     7.5 TERMINATION OF LEASE AGREEMENT. Immediately upon the Closing, FSI and PAC shall terminate that certain lease agreement between PAC and FSI with respect to the PAC Assets.

     7.6 AGREEMENT TO TURN OVER ASSETS OF THE OTHER. Each of the Seller and the Purchaser agree that, to the extent that it becomes aware that it has possession or subsequently acquires possession of an asset or property which, under the provisions of this Agreement, is the property of the other party hereto, it shall make available such assets to the other party and shall do such other acts and/or execute such further deeds and documents as the other party shall reasonably require to vest the assets or property in question in accordance with the terms and conditions of this Agreement.

     7.7 ACCESS TO PURCHASED ASSETS LOCATED ON SELLER'S PREMISES. Until the Indemnity Termination Date, Seller agrees that it will hold any Purchased Asset that is not located on any Transferred Real Property or Purchased Leasehold Property for the benefit of the Purchaser in the Seller's ordinary course and shall provide Purchaser with reasonable access during regular business hours to the premises on which such Purchased Asset is located so that the Purchaser may remove such Purchased Assets at the Purchaser's expense; provided, that (i) the Purchaser waives any obligation on the part of the Seller to provide any security or protection for such Purchased Assets, it being agreed that the insurance therefor shall be at the Purchaser's expense, (ii) the Purchaser provides the Seller with reasonable notice prior to the removal of the Purchased Asset and (iii) the Purchaser hereby agrees to indemnify and hold harmless the Seller from any loss or damage arising from or in connection with the Seller's retention (other than a breach of Seller's obligations under this Section 7.7) or the Purchaser's removal of such Purchased Assets. Notwithstanding the foregoing, if at any time the Seller shall sell, transfer or assign the property on which any Purchased Asset is located, Seller shall provide Purchaser with at least 30 days written notice thereof and the Seller's obligations and the rights of Purchaser under this Section 7.7 shall terminate with respect to such Purchased Asset on the termination of such notice period. On the Indemnity Termination Date, all rights to and title in any Purchased Asset that has not been removed from Seller's premises shall revert back to Seller as having been deemed abandoned by Purchaser and Purchaser shall have no further right to such Purchased Assets or any proceeds therefrom.

                                  ARTICLE VIII

                                   TERMINATION

     8.1 TERMINATION. This Agreement may be terminated at any time prior to the Closing, except as set forth in clause (a) below:

          (a) by the Purchaser, at any time up to and including the day prior to the date that is initially scheduled by the Bankruptcy Court for the hearing to consider approval of the Bidding Procedures Order (the "BIDDING PROCEDURES HEARING DATE"), by delivery of a notice to the Seller on or before such date that the Purchaser has through its due diligence or the delivery of the Schedules hereto discovered information that has in Purchaser's reasonable judgment a Material Adverse Effect;

          (b) by mutual written consent of the Seller and the Purchaser;

          (c) by the Seller or the Purchaser if there has been a material misrepresentation or breach on the part of the other Party of the representations, warranties or covenants set forth in this Agreement and a failure to cure within ten Business Days after reasonable notice thereof is provided or if events have occurred which have made it impossible to satisfy a condition precedent to the terminating Party's obligations to consummate the transactions contemplated hereby unless such terminating Party's willful or knowing breach of this Agreement has caused the condition to be unsatisfied;

          (d) by the Seller or the Purchaser if the Bankruptcy Court approves a Successful Bid (as defined in the Bid Procedures Order) that is submitted by a party other than the Purchaser and such sale is consummated;

          (e) automatically if the Closing has not occurred on or prior to November 30, 2003, unless a party's willful or knowing breach of this Agreement has prevented the consummation of the transactions contemplated hereby at or prior to such time, in which case the nonbreaching party may elect to extend or terminate this Agreement; and

          (f) by the Purchaser if the Bankruptcy Court has not entered the Bid Procedures Order by September 30, 2003;

     8.2 EFFECT OF TERMINATION.

          (a) In the event (i) this Agreement is terminated pursuant to Section 8.1(d) and (ii) the sale of all or substantially all of the Purchased Assets is consummated within 6 months after the date of the Sale Hearing, then Seller shall be obligated to pay the Purchaser an amount equal to $350,000 (the "TERMINATION PAYMENT"). Any Termination Payment payable upon termination of this Agreement shall be immediately earned and payable by the Seller to the Purchaser upon such termination.

          (b) In the event of  termination  of this  Agreement  as  provided  in
     Section 8.1, this Agreement shall forthwith become void and there shall be no Liability on the part of any Party to any other Party under this Agreement, other than (i) the return of the Deposit to the Purchaser to the extent required under Section 3.2 above, and (ii) the payment of the Termination Payment (if applicable), and except that nothing herein shall relieve any Party (including Burkhart under Section 11.15) from Liability for any knowing and willful breach of this Agreement prior to such termination.

                                   ARTICLE IX

                                 INDEMNIFICATION

     9.1 AGREEMENTS TO INDEMNIFY. As used in this Agreement, "Indemnifiable Damages" means, without duplication, the aggregate of all expenses, losses, costs, deficiencies, liabilities and damages (including reasonable counsel and paralegal fees and expenses) incurred or suffered by a Party (or any other Person covered by this Section 9.1), on a pre-tax basis, to the extent resulting from (i) any breach by the other Party of any representation or warranty made by such other Party in this Agreement (a "BREACH OF WARRANTY CLAIM"); (ii) any violation by the other Party of any covenant or agreement made by such other Party in this Agreement (unless waived in writing by the Party making the claim); or (iii) in the case of indemnification claims of the Purchaser Parties (as defined below), any of the following items (in each case regardless of any disclosure made by the Seller on the disclosure schedules attached hereto): (I) any income taxes payable by the Business prior to or as of the Closing Date, including, any interest or penalties related thereto; (II) any Environmental
Liabilities arising out of Releases or threatened Releases of Hazardous Substances in, on, at or from the Transferred Real Property or the Purchased Leasehold Premises attributable to acts or omissions of the Business or the Seller that occurred prior to the Closing; (III) any liability of the Business under any 401(k) or other employee benefit plan, including related taxes, contributions and all other liabilities and expenses related thereto, except to the extent specifically assumed by the Purchaser pursuant to this Agreement;
(IV) any liability under any indebtedness for borrowed money of the Business existing immediately prior to the Closing (except to the extent specifically assumed by the Purchaser pursuant to this Agreement); and (V) any liability for any violation of any law, statute, rule or regulation by the Business or any of its directors, officers, employees or agents prior to the Closing.

          9.1.1  Subject to the  limitations  provided  for  herein,  the Seller agrees that it will indemnify and hold the Purchaser and its officers, directors, employees, shareholders, agents, successors and assigns (the "PURCHASER PARTIES") harmless in respect of all Indemnifiable Damages suffered by the Purchaser Parties.

          9.1.2 The Purchaser shall indemnify the Seller and its officers, directors, employees, shareholders, agents, heirs, successors and assigns (collectively, the "SELLER PARTIES") and hold each of them harmless in respect of all Indemnifiable Damages suffered by the Seller Parties.

          9.1.3 Each of the representations and warranties made by the Parties in this Agreement shall survive until June 30, 2004 (the "INDEMNITY TERMINATION DATE"), notwithstanding any investigation at any time made by or on behalf of any party and such representations and warranties shall immediately expire as of the Indemnity Termination Date. The Purchaser acknowledges and consents that after Closing its sole and exclusive remedy for Indemnifiable Damages shall be to proceed directly against the Indemnity Note and the Purchaser expressly waives any other rights it may have against Seller under common or statutory law for any Environmental Liabilities. Furthermore, the Purchaser acknowledges that it shall have no recourse for Indemnifiable Damages after the Indemnity Note has been fully set off against or distributed. The Seller will not be liable for any Indemnifiable Damages unless and until the aggregate amount of Indemnifiable Damages exceeds two percent (2%) of the Cash Portion, after which time the Seller will only be liable for the Indemnifiable Damages which exceed two percent (2%) of the Cash Portion. The aggregate amount of all payments made by the Seller (by set-off against the Indemnity Note) in satisfaction of Indemnifiable Damages shall not exceed $850,000 and the exclusive source of such payments shall be the right of set off of amounts due under the Indemnity Note.

     9.2 SETTLEMENT OF CLAIMS.

          9.2.1 The Party or Parties seeking indemnification under Section 9.1 (the "INDEMNIFIED PARTY") shall give written notice (a "CLAIM NOTICE") to the other Party or Parties, as the case may be (the "INDEMNIFYING PARTY") after receiving written notice of any action, lawsuit, proceeding, investigation or other claim against it (if by a third party) or discovering the liability, obligation or facts giving rise to such claim for indemnification and in any event within the period specified in subsection 9.1.3, describing the claim, the amount thereof (if known and quantifiable), and the basis thereof; provided that the failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its or his obligations hereunder except to the extent such failure shall have materially prejudiced the Indemnifying Party. If any action, lawsuit, proceeding, investigation or other claim shall be brought or asserted by any third party which, if adversely determined, would entitle the Indemnified Party to indemnity pursuant to Section 9.1, the Indemnified Party shall promptly notify the Indemnifying Party of the same in writing, specifying in detail the basis of such claim and the facts pertaining thereto and the Indemnifying Party shall:

          (i) be entitled to participate in the defense of such action, lawsuit, proceeding, investigation or other claim giving rise to the Indemnified Party's claim for indemnification at its expense, and

          (ii) at its option (subject to the limitations set forth below), if, but only if, the Indemnifying Party gives notice of such election to the Indemnified Party within 10 days after receiving notice of such action, lawsuit, proceeding, investigation or other claim, shall be entitled to appoint lead counsel of such defense with reputable counsel reasonably acceptable to the Indemnified Party and assume control of such defense; provided that in the event the Indemnifying Party elects to assume control of such defense, it shall:

          (a) be fully responsible for all Indemnifiable Damages relating to such claims and provide full indemnification to the Indemnified Party for all such Indemnifiable Damages relating to such claim, and

          (b) unconditionally guarantee the payment and performance of any liability or obligation which may arise with respect to such claim or the facts giving rise to such claim for indemnification, and

          (c) furnish the Indemnified Party with reasonable evidence that the Indemnifying Party is and will be able to satisfy any such liability;

and provided further that the Indemnifying Party shall not have the right to assume control of such defense, and shall pay the fees and expenses of counsel retained by the Indemnified Party, if the claim which the Indemnifying Party seeks to assume control (i) seeks non-monetary relief, (ii) involves criminal or quasi-criminal allegations solely against the Indemnified Party, (iii) involves a claim as to which the Indemnified Party reasonably believes an adverse determination would materially injure the Indemnified Party's reputation or future business prospects, or (iv) involves a claim which, upon petition by the Indemnified Party, the Indemnifying Party failed or is failing to vigorously prosecute or defend.

          9.2.2 If the Indemnifying Party is permitted to assume and control the defense and elects to do so, the Indemnified Party shall have the right to employ counsel separate from counsel employed by the Indemnifying Party in any such action and to participate in the defense thereof, but the fees and expenses of such counsel employed by the Indemnified Party shall be at the expense of the Indemnified Party unless (i) the employment thereof has been specifically authorized by the Indemnifying Party in writing, or (ii) the Indemnifying Party has been advised by counsel that a reasonable likelihood exists of a conflict of interest between the Indemnifying Party and the Indemnified Party.

          9.2.3 If the Indemnifying Party shall control the defense of any such claim, the Indemnifying Party shall obtain the prior written consent of the Indemnified Party before entering into any settlement of a claim or ceasing to defend such claim, if pursuant to or as a result of such settlement or cessation, an injunction or other equitable relief will be imposed against the Indemnified Party or if such settlement does not expressly, unconditionally and irrevocably release the Indemnified Party from all liabilities and obligations with respect to such claim, with prejudice.

          9.2.4 Amounts paid to or on behalf of any party under Section 9.1 as indemnification shall be treated as adjustments to the Purchase Price.

     9.3 SATISFACTION OF INDEMNIFICATION CLAIMS BY THE PURCHASER PARTIES.

          9.3.1 The Purchaser may set off against the Indemnity Note any Indemnifiable Damages for which the Seller is responsible under Section 9.1, subject, however, to the terms and conditions of this Section 9.3.

          9.3.2 The amount of Indemnifiable Damages to be set off against the Indemnity Note (the "SET OFF AMOUNT") shall be (x) the full amount of the claim made in such Claim Notice if the Seller either agreed to such amount or failed to respond to such Claim Notice in writing within ten (10) business days after the date of delivery of such Claim Notice (the "CONTEST PERIOD") or (y) if such claim is contested by the Seller prior to the end of the Contest Period, the amount of the claim that is either agreed to by the parties or the amount of any final, non-appealable judgment on such claim.

          9.3.3 On the first Business Day following the Indemnity Termination Date, the Purchaser shall pay any remaining amount due under the Indemnity Note to the Purchase Price Escrow; provided that if any claim made in a Claim Notice delivered on or prior to the Indemnity Termination Date has been properly contested by the Seller and has not either been resolved by the parties or is not subject to a final, nonappealable judgment (each, an "UNRESOLVED CLAIM"), then the Purchaser shall be entitled to continue to withhold payment of all or such portion of the Indemnity Note equal to the amount of such Unresolved Claim until such claim is agreed to by the parties or any final, non-appealable judgment is rendered with respect to such claim, at which time the Purchaser shall set off the amount of such Unresolved Claim against the Indemnity Note being held in respect of such Unresolved Claim and pay any remaining portion of the Indemnity Note to the Purchase Price Escrow. Burkhart shall be jointly and severally liable with the Purchaser for the payment of any amounts owing by the Purchaser to the Seller or the Purchase Price Escrow pursuant to this Section.

                                   ARTICLE X

                              ACCESS TO INFORMATION

     10.1 Seller will cooperate with Purchaser in providing any information reasonably requested by Purchaser for its evaluation of the Business and the Purchased Assets. Seller will permit Purchaser and its agents access during business hours to Seller's books, records, environmental reports and analyses, premises, personnel records, accounting records, corporate records and such other information reasonably requested by Purchaser that relate to the Business or the Purchased Assets.

     10.2 Seller shall permit Purchaser and its representatives after the date of execution of this Agreement to have reasonable access, during regular business hours and upon reasonable advance notice, to the properties, officers and employees of Seller (and Seller shall use their commercially reasonable efforts to cause Seller' outside independent accountants to be available to Purchaser on the same basis), and shall furnish, or use their commercially reasonable efforts to cause to be furnished, to Purchaser any financial and operating data, tax information, books and records, contracts and documents and other information that is available with respect to Seller and the Purchased Assets as Purchaser shall from time to time reasonably request, provided that such access does not materially interfere with the normal business operations of the Seller; and provided further, that Purchaser agrees not to collect any soil or ground water samples as part of its environmental due diligence on any of the Seller's properties.

     10.3 All  information  provided or obtained  pursuant to Sections  10.1 and
10.2 shall be held by Purchaser in accordance with and subject to the terms of the Confidentiality Agreement, all of the terms of which shall remain in full force and effect notwithstanding the execution and delivery of this Agreement or the termination hereof, and Purchaser agrees to be bound by the terms of the Confidentiality Agreement to the same extent as if it were party thereto.

                                   ARTICLE XI

                                  MISCELLANEOUS

     11.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations, warranties, covenants and agreements of all parties contained in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and agreements, shall terminate as of June 30, 2004, and shall thereafter have no force or effect, except for those covenants and agreements contained herein and therein that by their terms are required to be performed after such date.

     11.2 TRANSACTION EXPENSES. The Purchaser will indemnify and hold harmless the Seller from the commission, fee or claim of any person, firm or corporation employed or retained or claiming to be employed or retained by the Purchaser to bring about, or to represent it in, the transactions contemplated hereby. The Seller will indemnify and hold harmless the Purchaser from the commission, fee or claim of any person, firm or corporation employed or retained or claiming to be employed or retained by the Seller to bring about, or to represent any of them in, the transactions contemplated hereby. In addition, each party shall pay its own expenses (including legal and accounting fees) incident to the negotiation and preparation of this Agreement and any other documents prepared in connection therewith, and the consummation of the transactions contemplated herein.

     11.3 AMENDMENT AND MODIFICATION. The parties hereto may amend, modify and supplement this Agreement in such manner as may be agreed upon by all of them in writing.

     11.4 ENTIRE AGREEMENT. This Agreement, including the exhibits, schedules, certificates and other documents and agreements delivered on the date hereof in connection herewith, contains the entire agreement of the parties hereto with respect to the purchase of the Purchased Assets and the other transactions contemplated herein, and supersedes all prior understandings and agreements (oral or written) of the parties with respect to the subject matter hereof. The parties expressly represent and warrant that in entering into this Agreement they are not relying on any prior representations made by any other party concerning the terms, conditions or effects of this Agreement which terms, conditions or effects are not expressly set forth herein. Any reference herein to this Agreement shall be deemed to include the schedules and exhibits.

     11.5 EXECUTION IN COUNTERPART. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

     11.6 NOTICES. Any notice, consent, approval, request, acknowledgment, other communications or information to be given or made hereunder to any of the parties by any other party shall be in writing and delivered personally or sent by certified mail, postage prepaid, as follows, or by facsimile to the fax number listed below (provided that, for a facsimile, a copy is also sent promptly by U.S. mail, certified mail or overnight delivery service):

          If to the Seller addressed to the Seller at:

                           Prior to the Closing:
                           --------------------

                           Fansteel Inc.
                           One Tantalum Place
                           North Chicago, IL  60064
                           Attn:  Chief Executive Officer
                           Fax:   (847) 689-0307

                           with copies to:

                           Schulte Roth & Zabel LLP
                           919 Third Avenue
                           New York, NY 10022
                           Attn:  Andre Weiss and Jeffrey S. Sabin
                           Fax:  (212) 593-5955

                           Freeborn & Peters
                           311 South Wacker Drive
                           Suite 3000
                           Chicago, Illinois 60606
                           Attn:  Frances Gecker and Joseph D. Frank

          If to the Purchaser or Burkhart, addressed to:

                           Stoutheart East Corporation

                           Post Office Box 39217
                           Solon, Ohio 44139
                           Attn: Richard Burkhart
                           Fax: (440) 914-9777


                           Personal and Overnight Deliveries to:
                           ------------------------------------

                           Stoutheart East Corporation
                           6130 Cochran Road
                           Solon, Ohio  44139

          with copies to:

                           Benesch, Friedlander, Coplan & Aronoff LLP
                           2300 BP Tower, 200 Public Square
                           Cleveland, Ohio 44114
                           Attn: James M. Hill
                           Fax:  (216) 363-4588

                           Freeborn & Peters
                           311 South Wacker Drive
                           Suite 3000
                           Chicago, Illinois 60606
                           Attn:  Frances Gecker and Joseph D. Frank


Any party may change the address to which notices hereunder are to be sent to it by giving written notice of such change of address in the manner herein provided for giving notice. Any notice delivered personally or by facsimile shall be deemed to have been given on the date it is so delivered, and any notice delivered by registered or certified mail shall be deemed to have been given on the date it is received.

     11.7 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to conflicts of laws principles that would cause any state's laws, other than the laws of the State of Delaware, to apply.

     11.8 CONFIDENTIALITY; PUBLICITY. Except as may be required by Law or as otherwise permitted or expressly contemplated herein, without the prior consent of the Purchaser, neither the Seller nor its Affiliates, agents or representatives shall (i) disclose to any Third Party the subject matter or terms of this Agreement or (ii) issue any press release or other public announcement related to this Agreement or the transactions contemplated hereby.

     11.9 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the greatest extent possible.

     11.10 ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior consent of the other parties, except that after the Closing, the Purchaser may assign its rights (but if so must also delegate its duties) to any person who acquires all or substantially all of the assets of the Purchaser or to an Affiliate of Purchaser.

     11.11 BINDING EFFECT; NO THIRD-PARTY BENEFICIARIES. This Agreement shall inure to the benefit of, be binding upon and be enforceable by and against the Seller and the Purchaser and their respective successors and permitted assigns, and nothing herein expressed or implied shall be construed to give any other person any legal or equitable rights hereunder.

     11.12 NEGOTIATION REPRESENTATIONS. Each party hereto expressly represents and warrants to all other parties hereto that (a) before executing this Agreement, said party has fully informed itself or himself of the terms, contents, conditions and effects of this Agreement; (b) said party has relied solely and completely upon its or his own judgment in executing this Agreement;
(c) said party has had the opportunity to seek and has obtained the advice of counsel before executing this Agreement; (d) said party has acted voluntarily and of its or his own free will in executing this Agreement; (e) said party is not acting under duress, whether economic or physical, in executing this Agreement; and (f) this Agreement is the result of arm's-length negotiations conducted by and among the parties and their counsel.

     11.13 CUMULATIVE REMEDIES. All rights and remedies of either party hereto are cumulative of each other and of every other right or remedy such party may otherwise have at law or in equity, and the exercise of one or more rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of other rights or remedies.

     11.14 BULK TRANSFER. The Purchaser and the Seller hereby waive compliance with any state's Uniform Commercial Code - Bulk Transfer provisions that may be applicable to the transactions contemplated hereby.

     11.15 GUARANTY. Burkhart hereby unconditionally, absolutely and irrevocably guarantees the punctual payment and performance when due, whether at stated maturity, by required prepayment, by acceleration or otherwise, of all amounts and pre-Closing obligations now or hereafter owing or due by the Purchaser to the Seller under this Agreement and agrees to pay any and all expenses (including reasonable counsel fees and expenses) reasonably incurred by the Seller in enforcing any rights under this Section 11.15. Without limiting the generality of the foregoing, Burkhart's liability shall extend to the obligations of the Purchaser and that would be due from the Purchaser to the Seller but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving the Purchaser. The guaranty owing hereunder shall expire on the Indemnity Termination Date except as to claims made against the Purchaser on or before the Indemnity Termination Date; provided, however, that the guaranty of the Indemnity Note shall not terminate until the later of the Indemnity Termination Date and the date on which all Unresolved Claims have been resolved pursuant to
Section 9.3.3 and payment thereon made in full.

                            [SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed as of the day and year first above written.

                                                  FANSTEEL INC.


                                                  -----------------------------
                                                  By:--------------------------
                                                  Its:-------------------------


                                                  PHOENIX AEROSPACE CORPORATION


                                                  -----------------------------
                                                  By:--------------------------
                                                  Its:-------------------------


                                                  STOUTHEART EAST CORPORATION


                                                  -----------------------------
                                                  By:--------------------------
                                                  Its:-------------------------


                                                  WPC III INC.


                                                  By:--------------------------
                                                  Its:-------------------------



                                                  -----------------------------
                                                  RICHARD BURKHART, AS GUARANTOR
                                                  UNDER SECTION 11.15

                                                                     APPENDIX I


     1. For the purposes of this Agreement, the following terms shall have the following meanings:

          "Accrued Property Taxes" shall mean all property, ad valorem and other similar taxes levied by local and state governmental authorities on the personal and real property which comprises the Purchased Assets that are accrued on Seller's books as of the Closing Date.

          "Accrued Sales Taxes" shall mean all sales, use and other similar taxes due in the ordinary course of business as a consequence of commercial transactions of the Business that are accrued on Seller's books as of the Closing Date.

          "Affiliate" of any Person shall mean any Person that controls, is controlled by, or is under common control with such Person. As used herein, the term "control" (including the terms "controlling," "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or to cause the direction of the management and policies of a Person, whether through ownership of voting securities or other interests, by contract or otherwise.

          "ANB" shall mean American National Bank and Trust Company of Chicago

          "ANB Letter of Credit" shall mean the irrevocable direct pay letter of credit issued by ANB on behalf of FSI in the stated amount of $1,169,114.17 as credit support for FSI's repayment obligations under the Industrial Revenue Bonds.

          "Avoidance Actions" means the Debtors' causes of action for any avoidance or recovery action under sections 502, 506, 510, 541, 542, 543, 544, 545, 547, 548, 549, 550, 551, 553 and 724(a) of the Bankruptcy Code, or under related state or federal statutes and common law, including fraudulent transfers, whether or not litigation has been commenced with respect to such causes of action as of the Effective Date (as defined in the Plan of Reorganization).

          "Bid Procedures Order" shall mean an order of the Bankruptcy Court, in a form reasonably acceptable to Purchaser, which shall set forth the procedures for the sale of the Purchased Assets with terms substantially as set forth on EXHIBIT B hereto.

          "Business Day" shall mean a day, other than a Saturday or Sunday, on which banks are open for business in New York City, New York.

          "Business" shall mean the business of manufacturing, distribution and sales of specialty metals which is currently conducted by the Divisions.

          "Claims" shall mean any and all rights, claims, credits, allowances, rebates, causes of action, known or unknown, pending or threatened (including all Avoidance Actions) or rights of set-off.

          "COBRA" means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

          "Code" shall mean the Internal Revenue Code of 1986, as amended.

          "Contracts" shall mean any contract, lease, sublease, capitalized lease, agreement, license, Benefit Plan, collective bargaining agreement, or binding understanding, arrangement or commitment, including all amendments thereof and supplements thereto.

          "Cure Costs" shall mean the amounts necessary to cure or remedy all defaults of Seller under each Pre-Petition Contract (without giving effect to any acceleration clauses relating to bankruptcy or insolvency) that must be cured pursuant to Section 365 of the Bankruptcy Code in connection with the assumption of the Pre-Petition Contracts.

          "Deposit Escrow Agent" shall mean Schulte Roth & Zabel LLP.

          "Deposit Escrow Agreement" shall mean an escrow agreement by and among the Seller, the Purchaser and the Deposit Escrow Agent substantially in the form attached hereto as EXHIBIT C hereto.

          "DIP Credit Agreement" shall mean the Loan and Security Agreement, dated as of May 2, 2002, by and among Seller, the debtors named therein and Congress Financial Corporation (Central), as amended, supplemented, modified or any substitutions therefor.

          "Environmental Claims" refers to any complaint, summons, citation, notice, directive, order, claim, litigation, investigation, notice of violation, judicial or administrative proceeding, judgment, letter or other communication from any governmental agency, department, bureau, office or other authority, or any Third Party involving violations of Environmental Laws or Releases of Hazardous Materials from any assets, properties or businesses of Seller, or any of the Subsidiaries from or onto any facilities which received Hazardous Materials generated by Seller or any of the Subsidiaries.

          "Environmental Laws" includes the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601 ET SEQ., as amended; the Resource Conservation and Recovery Act, 42 U.S.C. 6901 ET SEQ., as amended; the Clean Air Act, 42 U.S.C. 7401 ET SEQ., as amended; the Clean Water Act, 33 U.S.C. 1251 ET SEQ., as amended; the Occupational Safety and Health Act, 29 U.S.C. 655 ET SEQ., the Connecticut Transfer Act, C.G.S. ss. 22a-134 through 134e, and any other international, European, federal, state, local or municipal laws, treaties, statutes, regulations, rules, codes of practice, guidance notes, circulars or ordinances of any jurisdiction (whether foreign or domestic) imposing liability or establishing standards of conduct for protection of the environment.

          "Environmental Liabilities" shall mean any monetary obligations, losses, liabilities (including strict liability), damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable out-of-pocket fees, disbursements and expenses of counsel, out-of-pocket expert and consulting fees and out-of-pocket costs for environmental site assessments, remedial investigation and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any Environmental Claim filed by any Governmental Body or any Third Party which relate to any violations of Environmental Laws, Remedial Actions, Releases or threatened Releases of Hazardous Materials from or onto (i) any property presently by Seller or any Acquired Subsidiary, or (ii) any facility which received Hazardous Materials generated by Seller or any Acquired Subsidiary.

                                   Appendix-2

          "Equity Securities" shall mean, with respect to any Person, (i) capital stock of, partnership interests, membership interests or other equity interests in, such Person, (ii) securities convertible into or exchangeable for shares of capital stock, voting securities or other equity interests in such Person or (iii) options, warrants or other rights to acquire the securities described in clauses (i) and (ii), whether fixed or contingent, matured or unmatured, contractual, legal, equitable or otherwise.

          "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

          "Estimated Cure Costs" shall mean Seller's estimate of Cure Costs as of the Closing Date.

          "Final Order" means an order, ruling, or judgment of the Bankruptcy Court or any other court of competent jurisdiction as to which the time to appeal, petition for certiorari, or move for reargument or rehearing has expired and as to which no appeal, petition for certiorari, or other proceedings for reargument or rehearing shall then be pending or, in the event that an appeal, writ of certiorari, or reargument or rehearing thereof has been sought, such order of the Bankruptcy Court or other court of competent jurisdiction shall have been determined by the highest court to which such order was appealed, or certiorari, reargument or rehearing shall have been denied and the time to take any further appeal, petition for certiorari, or move for reargument or rehearing shall have expired; PROVIDED, HOWEVER, that the possibility that a motion under Rule 59 or Rule 60 of the Federal Rules of Civil Procedure, or any analogous Bankruptcy Rule or applicable state court rules of civil procedure, may be filed with respect to such order shall not cause such order not to be a Final Order.

          "Fixed Assets" means all furniture, furnishings, computers and other tangible personal property, whether affixed or moveable, owned or leased (pursuant to an executory contract or lease as defined under section 365 of the Bankruptcy Code) by Seller and located on any Purchased Leasehold Premise or Transferred Real Property.

          "Governmental Body" shall mean (i) any legislative, executive, judicial or administrative unit of any governmental entity (foreign, federal, state or local) or any department, commission, board, agency, bureau, official or other regulatory, administrative or judicial authority thereof, (ii) any self-regulatory organization, agency or commission or (iii) any court or arbitral tribunal.

          "Hazardous Materials" shall include, without regard to amount and/or concentration (a) any element, compound, or chemical that is defined, listed or otherwise classified as a contaminant, pollutant, toxic pollutant, toxic or hazardous substances, extremely hazardous substance or chemical, hazardous waste, medical waste, biohazardous or infectious waste, special waste, or solid waste under Environmental Laws; (b) petroleum, petroleum-based or petroleum-derived products; (c) polychlorinated biphenyls; (d) any substance exhibiting a hazardous waste characteristic including but not limited to corrosivity, ignitibility, toxicity or reactivity as well as any radioactive or explosive materials; and (e) any raw materials, building components, including but not limited to asbestos-containing materials and manufactured products containing Hazardous Materials.

                                   Appendix-3

          "HL CBA" shall mean the Working Agreement between Fansteel Hydro Carbide and the United Auto Workers Local Union No. 204, effective May 27, 2002.

          "HL Pension Plan" shall mean the Fansteel Hydro Carbide Hourly Employees' Pension Plan.

          "Independent  Accounting  Firm" shall mean any independent  nationally
recognized   accounting  firm  reasonably  acceptable  to  the  Seller  and  the
Purchaser.

          "Industrial Revenue Bonds" shall mean the obligations, liabilities and indebtedness pursuant to the Mississippi Small Enterprise Development Finance Act Loan Agreement among Mississippi Business Finance Corporation (acting for the State of Mississippi), Bank of Mississippi, as Servicing Trustee and Fansteel, Inc. dated May 1, 1996, and related agreements, instruments, and other documents in connection with the foregoing.

          "Intellectual Property" shall mean (i) inventions and discoveries, whether patentable or not, all patents, patent applications, together with all patent disclosures, reissuances, continuations, continuations-in-part, divisions, revisions, extensions and reexaminations thereof, trademarks, tradenames, service marks, trade dress, logos, domain names and designs, and other indicia of origin, and all goodwill associated therewith, and all applications, registrations, extensions, modifications and renewals in connection therewith, all published and unpublished works of authorship, whether copyrightable or not, copyrights and copyright applications and all registrations and renewals and all extensions, restorations and reversions thereof, in connection therewith; (ii) all know-how, trade secrets and confidential business information, customer and supplier lists; (iii) all electronic data processing, information, record keeping, communications, telecommunications, account management, inventory management and other computer systems (including all computer programs, software, databases, firmware, hardware and related documentation) and Internet websites and related content;
(iv) all other intangible proprietary rights; and (v) all Contracts related to any of the foregoing.

          "Inventory" means inventories, supplies, goods, raw materials, and works in process.

          "Law" shall mean any national,  foreign, federal, state, provincial or
local  law,  statute,  ordinance,  rule,  regulation,   code,  order,  judgment,
injunction or decree of any jurisdiction (whether foreign or domestic).

          "Lexington Facility" means the real property located at 203 Lisle Industrial Road, P.O. Box 11399, Lexington, Kentucky.

          "Liabilities" shall mean any and all debts, liabilities, commitments and obligations, whether or not fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whether or not required by GAAP to be reflected in financial statements or disclosed in the notes thereto.

          "Liens"  shall  mean  Taxes,  liens,  mortgages,   pledges,   security
interests, Claims, assessments, restrictions, encumbrances, encroachments and charges of every kind.

                                   Appendix-4

          "Material Adverse Effect" shall mean any change, effect, event, occurrence, development, circumstance or state of facts materially adverse to the Business taken as a whole or which materially impair the ability of Sellers to perform their obligations under this Agreement or have a material adverse effect on or prevent or materially delay the consummation of the transactions contemplated hereby; PROVIDED, HOWEVER, that the following shall be excluded from any determination as to whether a "Material Adverse Effect" has occurred:
(i) any change, effect, event, occurrence, development, circumstance or state of facts in general economic or political conditions, conditions in the United States or worldwide capital markets and any act of terrorism or any outbreak of hostilities or war, (ii) any adverse event or circumstances that affect generally the industry in which the Seller is engaged, and (iii) any failure to meet any financial projections or budgets. Any such change, effect, event, occurrence, development, circumstance or state of facts which results in a decrease in the Cash Portion as set forth on Schedule 3.1 hereto (excluding any equipment, Receivables and Inventory attributable to the Plantsville Facility) by more than 25% on the date on which such determination of materiality is made (excluding any equipment, Receivables and Inventory attributable to the Plantsville Facility) shall be a Material Adverse Effect.

          "Pension Plan" shall mean each "employee pension benefit plan" as defined in Section 3(2) of ERISA.

          "Permitted Liens" shall mean (i) such imperfections of title, easements, encumbrances, or restrictions which in the Purchaser's reasonable determination individually or in the aggregate do not impair in any material respect the use, ownership or marketability of the Purchased Assets, (ii) Liens for Taxes (whether federal, state, local or foreign) attributable to any taxable period beginning on or prior to the Closing Date and not yet due or payable or being contested in good faith and for which adequate reserves have been established and (iii) materialmen's, mechanics', carriers', workmen's, warehousemen's, repairmen's and other like Liens arising in the ordinary course of business, or deposits to obtain the release of such Liens to the extent reserved on the Seller's books.

          "Person" shall mean any individual, corporation, partnership, firm, association, joint venture, joint stock company, trust, unincorporated organization or other entity, any Governmental Body, or any government or regulatory, administrative or political subdivision or agency, department or instrumentality thereof.

          "Plan of Reorganization" shall mean the joint reorganization plan of the Debtors under Chapter 11 of the Bankruptcy Code dated July 23, 2003, together with all exhibits hereto, as it may be amended, modified, or supplemented from time to time in accordance with section 1127 of the Bankruptcy Code, including any Plan Supplements.

          "Plan Supplement" means the compilation of documents or forms of documents specified in the Plan of Reorganization, including any exhibits to the Plan of Reorganization not included thereto, that the Debtors will file with the Bankruptcy Court not later than the date that is five (5) days prior to deadline for objections to confirmation of the Plan of Reorganization.

                                   Appendix-5

          "Plantsville Facility" means the real property and other assets located or related to FSI's site at Plantsville, Connecticut used for the operations of the division of FSI known as VR/Wesson-Plantsville.

          "Post-Petition Funded Indebtedness" shall mean all post-petition funded indebtedness owing pursuant to the DIP Agreement.

          "Prepaid Items and deposits" means prepaid and deferred items, including but not limited to prepaid rent, compensation, utilities, CAM charges, insurance and unbilled charges and deposits.

          "Pre-Petition Contracts" shall mean executory contracts and unexpired Leases of the Seller as of the Petition Date which may be assumed and assigned pursuant to section 365 of the Bankruptcy Code.

          "Pre-Petition Liability" shall mean any "claim" against any of Seller, as such term is defined in section 101(5) of the Bankruptcy Code, arising or occurring on or before the Petition Date, which claim has not been assumed by Seller in the Bankruptcy Case pursuant to section 365 of the Bankruptcy Code, waived, or otherwise satisfied in accordance with the applicable provisions of the Bankruptcy Code and Bankruptcy Rules or order of the Bankruptcy Court.

          "Purchase Price Escrow" shall mean the escrow account established by FSI at the Purchase Price Escrow Agent into which the Cash Proceeds are deposited pursuant to this Agreement.

          "Purchase Price Escrow Agent" shall mean a banking institution agreed to by the Seller, the Purchaser and the Official Committee of Unsecured Creditors of Fansteel, Inc.

          "Receivables" means accounts receivable or other receivables, including all trade account receivables arising from sales or rental of inventory in the ordinary course of business, notes receivable, and all credits, allowances, fees, charges and other amounts owing from other Third Parties.

          "Records" means operating data and records, including customer lists and records, financial, accounting and credit records, correspondence, budgets, product catalogs and advertising materials, and other similar documents and records.

          "Registered" shall mean issued, registered, renewed or the subject of a pending application.

          "Release" shall mean any spilling, leaking, pumping, emitting, emptying, discharging, injecting, escaping, leaching, migrating, dumping, or disposing of Hazardous Materials (including the abandonment or discarding of barrels, containers or other closed receptacles containing Hazardous Materials) into the environment.

          "Remedial Action" shall mean all actions taken to (i) clean up, remove, remediate, contain, treat, monitor, assess, evaluate or in any other way

                                   Appendix-6
address Hazardous Materials in the indoor or outdoor environment; (ii) prevent or minimize a Release or threatened Release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (iii) perform pre-remedial studies and investigations and post-remedial operation and maintenance activities; or (iv) any other actions authorized by 42 U.S.C. 9601.

          "Tax" or "Taxes" shall mean any federal, state, local, foreign or other taxes, assessments, duties or charges of any kind whatsoever, including, without limitation, franchise, income, sales, use, ad valorem, gross receipts, value added, profits, license, capital gains, transfer (including stamp duty and stamp duty reserve tax), minimum, alternative minimum, environmental, withholding, payroll, employment, excise, property, customs and occupation taxes, including any interest, fine, penalty or addition thereto, whether disputed or not, and including any Liability for the payment of any of the above amounts as a result of being a member of an affiliated, consolidated, combined, unitary or similar group or as a result of transferee or successor liability.

          "Tax Return" shall mean any federal, state, local, foreign or other return, declaration, report, claim for refund, information return or statement relating to Taxes, including any schedule or attachment thereto.

          "Third Party" shall mean any Person not an Affiliate of the other referenced Person or Persons.

          Transferred Real Property" shall mean the Owned Real Estate other than the real property located in Waukegan, Illinois; Muskogee, Oklahoma; North Chicago, Illinois; Lexington, Kentucky; and Plantsville, Connecticut.

          "WARN" means the Wortker Adjustment and Retraining Notification Act, as amended.

          2. For purposes of this Agreement, the following terms shall have the meanings specified in the Sections indicated below:

             TERM:                                     SECTION OR REFERENCE:
             -----                                     ---------------------

             Accrued Post-Petition Liabilities         3.2
             Additional Assumed Contracts              4.10(c)
             Agreement                                 Preamble
             Assumed Contracts                         4.10(c)
             Assumed Liabilities                       3.2
             Bankruptcy Code                           Recitals
             Bankruptcy Court                          Recitals
             Bidding Procedures                        4.10(b)
             Bidding Procedures Hearing Date           8.1(a)
             Bidding Procedures Order                  4.10(b)
             Breach of Warranty Claim                  9.1
             Burkhart                                  Preamble
             Cal Drop                                  Recitals

                                   Appendix-7

             TERM:                                     SECTION OR REFERENCE:
             -----                                     ---------------------

             Cash Portion                              3.1.5
             Claim Notice                              9.2.1
             Closing                                   4.1
             Closing Date                              4.1
             Closing Statement                         3.1.8(a)
             Closing Transactions                      4.2
             Contest Period                            9.3.2
             Cure Amount Schedule                      4.10(c)
             Debtors                                   Recitals
             Deductions                                3.1.5
             Deposit                                   3.2
             Divisions                                 Recitals
             Estimated Cash Portion                    3.1.7
             Estimated Purchase Price                  3.1.7
             Excluded Assets                           2.2
             Excluded Liabilities                      3.4
             Filing Date                               Recitals
             Financial Statements                      5.3
             FSI                                       Preamble
             HG                                        Recitals
             HL                                        Recitals
             Indemnified Party                         9.2.1
             Indemnifiable Damages                     9.1
             Indemnifying Party                        9.2.1
             Indemnity Note                            3.1.6
             Indemnity Termination Date                9.1.3
             Initial Assumed Contracts                 4.10(c)
             Initial Objection Notice                  3.1.7
             Last Balance Sheet                        5.3(b)
             Leasehold Rights                          2.1(d)
             Leases                                    5.5.2
             Objection Notice                          3.1.8(b)
             Owned Real Estate                         5.5.1
             PAC                                       Preamble
             PAC Assets                                Recitals
             Post-Petition Accounts Payable            3.2
             Priority Payment Schedule                 3.1.5(b)
             Purchase Price                            3.1.1
             Purchased Assets                          2.1
             Purchased Leasehold Premises              2.1(d)
             Purchaser                                 Preamble
             Purchaser Parties                         9.1.1
             Sale Hearing                              4.10(b)
             Sale Order                                Recitals
             Section 365 Motion                        4.10(c)

                                   Appendix-8

             TERM:                                     SECTION OR REFERENCE:
             -----                                     ---------------------

             Secured and Priority Liabilities          3.2
             Seller                                    Preamble
             Seller Parties                            9.1.2
             Set Off Amount                            9.3.2
             Stoutheart East                           Preamble
             Termination Payment                       8.2(a)
             Unresolved Claim                          9.3.3
             WPC III                                   Preamble





                                   Appendix-9

                                    EXHIBIT B

                  FANSTEEL, INC./PHOENIX AEROSPACE CORPORATION

                               BIDDING PROCEDURES


     Set forth below are the bidding procedures (the "BIDDING PROCEDURES") to be employed with respect to the Asset Purchase Agreement (the "AGREEMENT") by and among Fansteel Inc., a Delaware corporation ("FSI"), Phoenix Aerospace
Corporation, a Delaware corporation ("PAC", collectively with FSI, the "SELLER"), Stoutheart East Corporation, a Texas corporation ("STOUTHEART East"), WPC III Inc., a Texas corporation ("WPC III" and, collectively with Stoutheart East, the "PROPOSED PURCHASER"), and Richard Burkhart, concerning the prospective sale (the "SALE") of the Purchased Assets (defined below). The Seller will seek entry of an order from the Bankruptcy Court authorizing and approving the Sale to a Qualified Bidder (as hereinafter defined) which the Seller may determine to have made the highest or otherwise best offer (the "SUCCESSFUL BIDDER"). The following overbid provisions and related bid protections are designed to reimburse the Proposed Purchaser for its efforts and agreements to date and to facilitate a full and fair process designed to maximize the value of the Purchased Assets for the benefit of the Seller's creditors and stakeholders. For avoidance of doubt, in the event the Proposed Purchaser seeks to become a Qualified Bidder, the amount of the Termination Payment will be credited to the Proposed Purchaser in determining whether its subsequent bid exceeds the preceding Qualified Bid. These Bidding Procedures shall not be subject to material changes without approval of the Bankruptcy Court. All capitalized terms used in this Exhibit that are not separately defined herein shall have the respective meanings ascribed thereto in the Agreement.

                                ASSETS TO BE SOLD

     The Seller is offering for sale substantially all of Fansteel's right, title and interest in and to the properties, business and assets of the Fansteel Cal Drop and Hydro Carbide divisions, or otherwise currently used primarily in connection with the business of manufacturing, distribution and sales of specialty metals presently conducted by the Fansteel Cal Drop and Hydro Carbide divisions, of every kind and description, whether real, personal or mixed, tangible or intangible, wherever located (other than the Excluded Assets), the accounts receivable and inventory of the Plantsville division, and the equipment and inventory located at the Lexington Facility, and with respect to PAC, assets consisting solely of real property located at 1033 Alhambra Avenue, Los Angeles, California and a lease agreement with Fansteel with respect thereto (collectively, the "PURCHASED ASSETS").

                               THE BIDDING PROCESS

     The Seller shall (i) determine whether any person is a Qualified Bidder (as defined below), (ii) coordinate the efforts of Qualified Bidders in conducting their due diligence investigations, (iii) receive offers from Qualified Bidders, and (iv) negotiate any offers made to purchase the Purchased Assets (collectively, the "BIDDING PROCESS"). Any person who wishes to participate in the Bidding Process must be a Qualified Bidder. Neither the Seller nor its representatives shall be obligated to furnish any information of any kind whatsoever to any person who is not determined to be a Qualified Bidder.
Qualified Bidders shall be given all relevant information pertaining to the Sale. The Seller shall have the right to adopt such other rules for the Bidding Process, which rules will better promote the goals of the Bidding Process and which are not inconsistent with any of the other provisions hereof or of any Bankruptcy Court order.

                           PARTICIPATION REQUIREMENTS

     Unless otherwise ordered by the Bankruptcy Court for cause shown or as otherwise determined by the Seller, in order to participate in the Bidding Process each person (a "POTENTIAL BIDDER") must deliver (unless previously delivered) to the Seller:

          (i) An executed confidentiality agreement in form and substance satisfactory to the Seller; and

          (ii) Current audited financial statements of the Potential Bidder, or, if the Potential Bidder is an entity formed for the purpose of acquiring the Purchased Assets, current audited financial statements of the equity holder(s) of the Potential Bidder, or such other form of financial disclosure acceptable to the Seller and its advisors demonstrating such Potential Bidder's ability to close a proposed transaction.

     A "QUALIFIED BIDDER" is any Potential Bidder or multiple Potential Bidders participating in the Bidding process together that delivers the documents described in subparagraphs (i) and (ii), whose financial information demonstrates the financial capability of the Potential Bidders, either jointly or separately, to consummate the Sale, and that the Seller determines is reasonably likely (based on availability of financing, experience and other considerations) to submit a bona fide offer and to be able to consummate the Sale if selected as the Successful Bidder.

     Within two Business Days after a Potential Bidder delivers all of the materials required by subparagraphs (i) and (ii) above, the Seller shall determine, and shall notify the Potential Bidder, if such Potential Bidder is a Qualified Bidder.

                                  DUE DILIGENCE

     The Seller may afford any Qualified Bidder the opportunity to conduct a due diligence review. The Seller will designate an employee or other representative to coordinate all reasonable requests for additional information and due diligence access from Qualified Bidders. The Seller shall not be obligated to furnish any due diligence information after the Bid Deadline (as hereinafter defined). Neither the Seller nor any of its representatives are obligated to furnish any information to any person. Bidders are advised to exercise their own discretion before relying on any information provided by anyone other than the Seller or its representatives.

                                  BID DEADLINE

     A Qualified Bidder who desires to make a bid shall deliver a written copy of its bid to (1) the Seller, c/o Schulte, Roth & Zabel LLP, 919 Third Avenue, New York, NY 10022, Attn: Jeffrey Sabin, Esq., not later than 11:00 a.m. (eastern time) on the date which is three Business Days prior to the date scheduled by the Bankruptcy Court for the Sale Hearing (the "BID DEADLINE"). The Seller will immediately distribute by facsimile transmission, personal delivery or reliable overnight courier service in accordance with the Agreement, a copy of each Bid upon receipt to counsel for the Proposed Purchaser. The Seller may, in its discretion, extend the Bid Deadline once or successively, but is not obligated to do so. The Seller shall announce the terms of the highest and best Qualified Bids received by the Bid Deadline by 5:00 p.m. (Prevailing eastern time) on that date.

                                BID REQUIREMENTS

     For the purposes of determining the existence of a bid, a bid may be in the form of a joint bid from more than one Qualified Bidder, or may be in the form of separate bids from more than one Qualified Bidder, with each such separate bid being for a portion of the Purchased Assets, but all of such separate bids collectively aggregating a bid price having a value greater than or equal to the sum of (x) the value, as reasonably determined by the independent financial advisor of the Seller, of the Proposed Purchaser's offer PLUS (y) other than where the Proposed Purchaser makes a bid, the amount of the Termination Payment(as defined below) PLUS (z) (A)in the case of the initial Qualified Bid, $150,000, and (B) in the case of any subsequent Qualified Bids, $150,000 plus the amount by which the preceding Qualified Bid exceeds the sum of (x) plus (y) above. All bids must include the following documents (the "Required Bid Documents"):

     o A letter stating that one or more Qualified Bidders offer to purchase all or a portion of the Purchased Assets and that such offer is irrevocable until two Business Days after the Purchased Assets have been disposed of pursuant to these Bidding Procedures.

     o A statement by each Qualified Bidder that it is prepared to enter into and consummate the Sale as soon as practicable but in no event more than thirty-one (31) days after entry by the Bankruptcy Court of the Sale Order.

     o An executed copy of the Agreement, together with all Exhibits and Schedules thereto (the "DEFINITIVE SALE DOCUMENTATION") marked and initialed to show those amendments and modifications to such agreement that the Qualified Bidder proposes, including, but not limited to, price and the time of closing.

     o A good faith deposit (the "GOOD FAITH DEPOSIT") in the form of a certified check or other form acceptable to the Seller in its sole discretion payable to the order of the Seller (or such other party as the Seller may determine) in an amount equal to $500,000. All Qualified Bidders shall enter into an escrow agreement as directed by the Seller.

     o Written evidence of a commitment for financing or other evidence of ability to consummate the proposed transaction satisfactory to the Seller.

     o A statement by each Qualified Bidder as to whether such bidder intends to assume any Liabilities associated with any defined benefit plan sponsored by the Company.

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

     The Seller will consider a bid only if the bid is on terms that are not conditioned on obtaining financing or on the outcome of unperformed due diligence by the bidder. A bid received from a Qualified Bidder that includes all of the Required Bid Documents and meets all of the above requirements is a "QUALIFIED BID."

     If the Seller does not receive any Qualified Bids, the Seller will report the same to the Bankruptcy Court and will proceed with a sale and assignment of the Purchased Assets to Proposed Purchaser pursuant to the terms of the Agreement. The Agreement executed by Proposed Purchaser shall constitute a Qualified Bid for all purposes.

                                 BID PROTECTION

     Recognizing the Proposed Purchaser's expenditure of time, energy and resources, the Seller has agreed to provide certain bidding protections to the Proposed Purchaser. Specifically, the Seller has determined that the Agreement will further the goals of the Bidding Procedures by setting a floor for which all other Potential Bids must exceed and, therefore, is entitled to be selected as a "Stalking Horse Bid." As a result, the Seller has agreed to pay, in certain limited circumstances, to the Proposed Purchaser a break-up fee equal to $350,000 (the "TERMINATION PAYMENT"). The payment of the Termination Payment shall be governed solely by the provisions of the Agreement.

                                     AUCTION

     If the Seller receives a Qualified Bid, the Seller will conduct an auction (the "AUCTION") at the offices of Schulte, Roth & Zabel LLP, 919 Third Avenue, New York, NY 10022, Attn: Jeffrey Sabin, Esq., on the date that is one Business Day prior to the date scheduled by the Bankruptcy Court for the Sale Hearing, beginning at 11:00 a.m. (EST) or such later time or other place as the Seller shall notify all Qualified Bidders who have submitted Qualified Bids. Only the Proposed Purchaser, the Seller, any representative of any creditors' committee appointed in the bankruptcy case and any Qualified Bidders who have timely submitted Qualified Bids shall be entitled to attend the Auction, and only the Proposed Purchaser and Qualified Bidders will be entitled to make any subsequent Qualified Bids at the Auction. During the Auction, bidding shall begin initially with the highest Qualified Bid and continue in minimum increments of at least $40,000 higher than the previous Qualified Bid. Bidding at the Auction will continue until such time as the highest and best Qualified Bid is determined. The Seller may announce at the Auction additional procedural rules that are reasonable under the circumstances (e.g., the amount of time allotted to make subsequent overbids) for conducting the Auction so long as such rules are not inconsistent with these Bidding Procedures.

     Upon conclusion of the Auction, the Seller, in consultation with its financial and business advisors shall (i) review each Qualified Bid or bids on the basis of financial and contractual terms and the factors relevant to the sale process, including those factors affecting the speed and certainty of consummating the Sale, and (ii) identify the highest and otherwise best offer for the Purchased Assets (the "SUCCESSFUL BID"), which highest and best offer will provide the largest amount of net value to the Seller after payment of,

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

among other things, the Termination Payment, if necessary. The Seller may adopt rules for the bidding process at the Auction that will better promote the goals of the bidding process and that are not inconsistent with any of the provisions of the Bankruptcy Code, any Bankruptcy Court order, or these Bidding Procedures.

                          ACCEPTANCE OF QUALIFIED BIDS

     The Seller shall sell the Purchased Assets for the highest or otherwise best Qualified Bid received at the Auction upon the approval of such Qualified Bid by the Bankruptcy Court after the hearing (the "SALE HEARING"). The Seller's presentation of a particular Qualified Bid to the Bankruptcy Court for approval does not constitute the Seller's acceptance of the bid. The Seller will be deemed to have accepted a bid only when the bid has been approved by the Bankruptcy Court at the Sale Hearing.

                                  SALE HEARING

     The Sale Hearing will be held before the Honorable [Joseph J. Farnan] on [ ], 2003 at [ ] a.m. (prevailing eastern time) at the United States District Court for the District of Delaware, located in Wilmington, Delaware, but may be adjourned or rescheduled without further notice by an announcement of the adjourned date at the Sale Hearing.

     Following the Sale Hearing approving the sale of the Purchased Assets to the Successful Bidder, if such Successful Bidder fails to consummate an approved sale because of a breach or failure to perform on the part of such Successful Bidder, the next highest or otherwise best Qualified Bid, as disclosed at the Sale Hearing, shall be deemed to be the Successful Bid and the Seller shall be authorized, but not required, to consummate the sale with the Qualified Bidder submitting such bid without further order of the Bankruptcy Court.

                          RETURN OF GOOD FAITH DEPOSIT

     Good Faith Deposits of all Qualified Bidders (except for the Successful Bidder) shall be held in an interest-bearing escrow account until two Business Days following the Auction. If a Successful Bidder fails to consummate an approved sale because of a breach or failure to perform on the part of such Successful Bidder, the Seller will not have any obligation to return the Good Faith Deposit deposited by such Successful Bidder.

                                  MODIFICATIONS

     The Seller may (a) determine, which Qualified Bid, if any, is the highest or otherwise best offer; and (b) reject at any time before entry of an order of the Bankruptcy Court approving a Qualified Bid, any bid that is (i) inadequate or insufficient, (ii) not in conformity with the requirements of the Bankruptcy Code, the Bidding Procedures, or the terms and conditions of sale, or (iii) contrary to the best interests of the Seller, its estates and creditors. At or before the Sale Hearing, the Seller may impose such other terms and conditions as it may determine to be in the best interests of the Seller's estate, its creditors and other parties in interest.



                                      B-5